Confidential	EXHIBIT 10.1

[***] = redacted

LICENSE AGREEMENT

between

AstraZeneca AB

and

Sierra Oncology, Inc.,

Dated as of August 03, 2021

Confidential

Schedules

Schedule 1.10	AstraZeneca General Know-How
Schedule 1.12	AstraZeneca Patents
Schedule 1.13	AstraZeneca Regulatory Documentation
Schedule 1.14	AstraZeneca Specific Know-How
Schedule 1.24	Combination Data
Schedule 1.80	[***] Combination Patents
Schedule 1.81	Ongoing Research Programs
Schedule 3.1.3	Product Development Plan
Schedule 3.2.1	Transition Plan
Schedule 6.4	Press Release and Public Announcement
Schedule 6.5	Publications

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LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made and entered into as of the date last signed (the “Effective Date”) by and between AstraZeneca AB, a company incorporated in Sweden, with its principal place of business at SE-151 85, Södertälje, Sweden (“AstraZeneca”) and Sierra Oncology, Inc., a Delaware corporation with offices at 1820 Gateway Drive, Suite 110 San Mateo, CA 94404 USA (“Licensee”).  AstraZeneca and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, AstraZeneca owns or controls certain intellectual property rights and other proprietary rights and information with respect to the Licensed Compounds (as defined herein) and the Licensed Products (as defined herein), which are targeted oncology therapeutics, in the Field (as defined below) in the Territory (as defined herein);

WHEREAS, Licensee is developing and commercializing targeted therapeutics to address serious unmet medical needs in oncology; and

WHEREAS, subject to the terms and conditions of this Agreement, AstraZeneca wishes to grant to Licensee, and Licensee wishes to receive from AstraZeneca, an exclusive license to develop, manufacture and commercialize the Licensed Compounds and the Licensed Products in the Field in the Territory.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1
DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1.“Accounting Standard” means, with respect to a Party or its Affiliates or its or their Sublicensees, GAAP, IFRS, or such other similar national or international standards as such Party, Affiliates or its or their Sublicensees adopts, in each case, consistently applied.

1.2.“Affiliate” means, with respect to a Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with such first Person at any time for so long as such Person controls, is controlled by or is under common control with such first Person.  For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means:  (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance or otherwise; or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other

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ownership interests of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).

1.3.“Agreement” has the meaning set forth in the preamble hereto.

1.4.“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, the UK Bribery Act 2010, as amended, and any other applicable anti-corruption laws and laws for the prevention of fraud, racketeering, money laundering or terrorism.

1.5.“Applicable Law” means applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of the Regulatory Authorities, that may be in effect from time to time, including all applicable Anti-Corruption Laws.

1.6.“Arbitrators” has the meaning set forth in Section 10.6.3 (Arbitration Procedure).

1.7.“Arbitration Notice” has the meaning set forth in Section 10.6.2 (Arbitration Notice).

1.8.“AstraZeneca” has the meaning set forth in the preamble hereto.

1.9.“AstraZeneca Corporate Names” means those Trademarks, names and logos of AstraZeneca or any of its Affiliates, as determined by AstraZeneca, use of which is legally required or otherwise reasonably necessary to Develop or Commercialize the Licensed Compounds or the Licensed Products in the Field in the Territory.

1.10.“AstraZeneca General Know-How” means the Information Controlled by AstraZeneca or any of its Affiliates as of the Effective Date [***], and is not AstraZeneca Specific Know-How, including the Information as encompassed in the reports and documents described in Schedule 1.10 (AstraZeneca General Know-How).  AstraZeneca General Know-How does not include Combination Data.

1.11.“AstraZeneca Know-How” means AstraZeneca General Know-How and AstraZeneca Specific Know-How.

1.12.“AstraZeneca Patents” means the Patents listed on Schedule 1.12 (AstraZeneca Patents); and any foreign counterparts thereof, as well as any Patents filed or claiming priority from such Patents or such foreign counterparts, but excluding the [***] Combination Patents.

1.13.“AstraZeneca Regulatory Documentation” means Regulatory Documentation Controlled by AstraZeneca or any of its Affiliates as of the Effective Date [***] the Licensed Compounds or the Licensed Products in the Field. The AstraZeneca Regulatory Documentation is listed on Schedule 1.13 (AstraZeneca Regulatory Documentation).

1.14.“AstraZeneca Specific Know-How” means the Information Controlled by AstraZeneca or any of its Affiliates [***], in each case to the extent solely and exclusively relevant to the BRD4 Inhibitor Program. AstraZeneca Specific Know-How shall include the Information encompassed in the reports and documents described in Schedule 1.14 (AstraZeneca Specific

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Know-How), other than any SOPs encompassed therein.  AstraZeneca Specific Know-How does not include Combination Data.

1.15.“Auditor” has the meaning set forth in Section 4.11 (Audit Dispute).

1.16.“BRD4 Inhibitor Compound” means any pharmaceutical compound [***].

1.17.“BRD4 Inhibitor Program” means the activities undertaken in relation to the, BRD4 Inhibitor Compounds.

1.18.“Breaching Party” has the meaning set forth in Section 9.2.1 (Termination for Material Breach).

1.19.“Business Day” means a day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions in New York, London or Stockholm are permitted or required to be closed by Applicable Law or executive orders.

1.20.“Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date and the last Calendar Quarter shall end on the last day of the Term.

1.21.“Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.

1.22.“Change of Control” means (a) any consolidation, amalgamation, scheme of arrangement or merger of any Party with or into any other Person or other reorganization in which the shareholders of such Party immediately prior to such consolidation, amalgamation, merger, scheme of arrangement or reorganization own less than fifty percent (50%) of such Party’s voting power in the aggregate immediately after such consolidation, merger, amalgamation, scheme of arrangement or reorganization, or any transaction or series of related transactions to which such Party is a party or target in which in excess of fifty percent (50%) over such Party’s voting power is transferred; or (b) a sale, transfer, lease or other disposition of all or substantially all of the assets of any Party (or any series of related transactions resulting in such sale, transfer, lease or other disposition of all or substantially all of the assets of such Party).

1.23.“China” means the PRC, Hong Kong, Macau and Taiwan.

1.24.“Combination Data” means the data Controlled by AstraZeneca or any of its Affiliates (a) as of the Effective Date that is arising from and related to combination studies for the BRD4 Inhibitor Compound [***], or (b) generated by or on behalf of AstraZeneca or any of its Affiliates as of the Effective Date or during the Term [***].

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1.25.“Combination Product” means a Licensed Product that is comprised of or contains a Licensed Compound as an active ingredient together with one (1) or more other active ingredients and is sold either as a fixed dose/unit or as separate doses/units in a single package.

1.26.“Commercial Milestone Event” has the meaning set forth in Section 4.2.2 (Commercial Milestones).

1.27.“Commercial Milestone Payment” has the meaning set forth in Section 4.2.2 (Commercial Milestones).

1.28.“Commercialization” means, in respect of a pharmaceutical product, any and all activities directed to the preparation for sale of, offering for sale of or sale of such product, including activities related to planning, market research, marketing, promoting, bidding and pricing, distributing and importing and exporting such product and interacting with Regulatory Authorities regarding any of the foregoing.  When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization and “Commercialized” has a corresponding meaning.

1.29.“Commercially Reasonable Efforts” means, with respect to the performance of Development, Commercialization or Manufacturing activities with respect to a Licensed Compound or a Licensed Product by Licensee, the carrying out of such activities in a diligent manner using efforts and resources comparable to the efforts and resources commonly used in the pharmaceutical industry by a company of similar size for compounds or products of similar market potential at a similar stage in development or product life.  “Commercially Reasonable Efforts” shall be determined [***],without regard to any payments owed by Licensee to AstraZeneca under this Agreement, but, shall take into account the competitiveness of the marketplace, the standard of care, Licensee’s proprietary position with respect to such Licensed Compound or Licensed Product, applicable regulatory circumstances, the likelihood of success of Commercialization and all other relevant factors such as technical, legal, commercial, scientific or medical factors.  [***] that [***] is [***], it is understood and agreed [***] may be [***] in a [***] and [***] other [***] results obtained [***], and [***] and later [***] results obtained [***].

1.30.“Confidential Information” has the meaning set forth in Section 6.1 (Confidentiality Obligations).

1.31.“Control” means, with respect to any item of Information, Regulatory Documentation, material, Patent or other intellectual property right, and subject to Section 10.4.2 (Assignment; Excluded Rights), possession of the right, whether directly or indirectly and whether by ownership, license or otherwise (other than by operation of the license and other grants in Section 2.1 (Grants to Licensee)), to grant a license, sublicense or other right (including the right to reference Regulatory Documentation) to or under such Information, Regulatory Documentation, material, Patent or other intellectual property right as provided for herein without [***].

1.32.“Cover” means with respect to a particular subject matter at issue and a relevant Patent, but for ownership of or rights granted to a Person under such Patent, the manufacture, use, sale, offer for sale, or importation of such subject matter would infringe one or more Valid Claims

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(including, if applicable, in the case of a patent application that has not been issued, evaluating such infringement as if such Valid Claim were issued) in such Patent.

1.33.“Cure Period” shall have the meaning set forth in Section 9.2.1 (Termination for Material Breach).

1.34.“Development” means, in respect of a pharmaceutical product, all activities related to research, pre-clinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control, clinical studies, including Manufacturing in support thereof, statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval for such product.  When used as a verb, “Develop” means to engage in Development.

1.35.“Development Milestone Event” has the meaning set forth in Section 4.2.1 (Development Milestones).

1.36.“Development Milestone Payment” has the meaning set forth in Section 4.2.1 (Development Milestones).

1.37.“Disclosing Party” has the meaning set forth in Section 6.1 (Confidentiality Obligations).

1.38.“Dispute” has the meaning set forth in Section 10.6.1 (Escalation to Senior Officers).

1.39.“Drug Approval Application” means a New Drug Application as defined in the FFDCA (“NDA”) or any corresponding application for marketing a drug in any country in the Territory, including, with respect to the European Union, a Marketing Authorization Application (“MAA”) filed with the EMA pursuant to the centralized approval procedure or with the applicable Regulatory Authority of a country in the European Union with respect to the mutual recognition or any other national approval.

1.40.“Effective Date” has the meaning set forth in the preamble hereto.

1.41.“EMA” means the European Medicines Agency and any successor agency thereto.

1.42.“Enforcing Party” has the meaning set forth in Section 5.3.2 (Enforcement of Patents).

1.43. “European Union” means United Kingdom (for clarity, regardless of whether it is a member of the EU), Germany, Italy, France and Spain and the other member states as constituted in the union.

1.44.“Exploit” means, in respect of a pharmaceutical product, to make, have made, import, use, sell or offer for sale, including to research, Develop, Commercialize, register,

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Manufacture, have Manufactured, hold or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market or have sold or otherwise dispose of such product.  “Exploitation” means the act of Exploiting a product.

1.45.“FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.46.“FFDCA” means the United States Federal, Food, Drug, and Cosmetic Act, as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto).

1.47.“Field” means all therapeutic, prophylactic, palliative and diagnostic uses in humans and animals.

1.48.“First Commercial Sale” means, with respect to a Licensed Product and a country, the first sale for monetary value for use or consumption by the end user of such Licensed Product in such country after approval of a Drug Approval Application for such Licensed Product has been obtained in such country.  Sales, leases or transfers of a Licensed Product for research or Development, including proof of concept studies or other clinical trial purposes, or for compassionate use, where the Licensed Product is supplied without charge shall not be considered a First Commercial Sale.

1.49. “GAAP” means United States generally accepted accounting principles, consistently applied.

1.50.“Generic Product” means, with respect to a particular Licensed Product and on a country-by-country basis, a generic pharmaceutical product that is marketed for sale by a Third Party (not licensed, supplied or otherwise permitted by Licensee, its Affiliates or Sublicensees) and that contains the same or substantially the same active ingredient as the Licensed Product and is approved for use in such country by a Regulatory Authority through a regulatory pathway referencing clinical data submitted by Licensee, its Affiliates or Sublicensees to obtain Regulatory Approval for such Licensed Product.

1.51.“Governmental Authority” means any federal, state, national, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power (including any fiscal, revenue, customs, or exercise authority body or official anywhere in the world), any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.52.“IFRS” means International Financial Reporting Standards, consistently applied.

1.53.“Improvement” means any [***] or [***] with respect to [***] in the activities under this Agreement, and whether or not patented or patentable, including [***] or [***] that [***].

1.54. “IND” means (a) an investigational new drug application filed with the FDA for authorization to commence clinical studies and its equivalent in other countries or regulatory

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jurisdictions and (b) all supplements and amendments that may be filed with respect to the foregoing.

1.55.“Indemnification Claim Notice” has the meaning set forth in Section 8.3.1 (Notice of Claim).

1.56.“Indemnified Party” has the meaning set forth in Section 8.3.1 (Notice of Claim).

1.57.“Indemnifying Party” has the meaning set forth in Section 8.3.1 (Notice of Claim).

1.58."Indication" means a separate and distinct disease or medical condition in humans or animals (a) for which a Licensed Product that is in clinical trials is intended to treat in such clinical trials or (b) for which a Licensed Product has received a separate and distinct Regulatory Approval with an approved label claim to treat such disease or condition, as applicable. For example, [***] shall not be considered separate Indications.

1.59.“Information” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including: biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data, processes and information, including study designs and protocols, assays and biological methodology, in each case (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed.

1.60.“Infringement” has the meaning set forth in Section 5.3.1 (Notice).

1.61.“Invention” means any Information, Improvement, composition of matter, article of manufacture, invention, discovery, finding, or other subject matter, patentable or otherwise, that is conceived or reduced to practice by a Party, under or in connection with this Agreement.

1.62.“Invoiced Sales” has the meaning set forth in Section 1.76 (Net Sales).

1.63."Knowledge" means the actual knowledge of the [***] of AstraZeneca and its Affiliates who worked on matters involving the Licensed Compound.

1.64.“Licensed Compound” means (a) the BRD4 Inhibitor Compounds, including the chemical compound designated internally by AstraZeneca as of the Effective Date as “AZD5153”, and (b) [***].

1.65.“Licensed Product” means any pharmaceutical product in any and all forms, presentations, dosages and formulations that is comprised of or contains a Licensed Compound, [***].

1.66.“Licensee” has the meaning set forth in the preamble hereto.

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1.67.“Licensee Corporate Names” means the Trademarks, names and logos indicating Licensee or any of its Affiliates.

1.68.“Licensee IP and Information” means [***].

1.69.“Losses” has the meaning set forth in Section 8.1 (Indemnification of AstraZeneca).

1.70.“Major Market Country(ies)” means each of the PRC, the United States, Japan, United Kingdom, France, Germany, Spain or Italy.

1.71.“Manufacture” and “Manufacturing” means, in respect of a pharmaceutical product, all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping and holding of such product or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control.

1.72.“Material Anti-Corruption Law Violation” means a violation of an Anti-Corruption Law relating to the subject matter of this Agreement by Licensee or its Affiliate that would, if it were publicly known, in the reasonable view of AstraZeneca, have a material adverse effect on AstraZeneca or on the reputation of AstraZeneca because of its relationship with Licensee.

1.73.“Material Breach” has the meaning set forth in Section 9.2.1 (Termination for Material Breach).

1.74.“Milestone Event” means a Development Milestone Event or a Commercial Milestone Event.

1.75.“Milestone Payment” means a Development Milestone Payment or a Commercial Milestone Payment.

1.76.“Net Sales” means, with respect to a Licensed Product for any period, the gross amount billed or invoiced by Licensee, its Affiliates or its or their Sublicensees to Third Parties for the sale of a Licensed Product in such period (the “Invoiced Sales”), less deductions for:

1.76.1.[***];

1.76.2.[***];

1.76.3.[***];

1.76.4.[***];

1.76.5.[***]; and

[***].

[***].

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[***].

[***].

Subject to the above, Net Sales shall be calculated in accordance with the standard internal policies and procedures of Licensee, its Affiliates or its or their Sublicensees, which must be in accordance with the applicable Accounting Standard.

1.77.“NMPA” means the China National Medical Products Administration, and local or provincial counterparts thereto or divisions thereof, and any successor agency or authority thereto having substantially the same function.

1.78.“Non-Breaching Party” has the meaning set forth in Section 9.2.1 (Termination for Material Breach).

1.79.“Notice of Breach” has the meaning set forth in Section 9.2.1 (Termination for Material Breach).

1.80.“[***] Combination Patents” means the Patents listed on Schedule 1.80 ([***] Combination Patents); and any foreign counterparts thereof, as well as any Patents filed or claiming priority from such Patents or such foreign counterparts, but excluding the AstraZeneca Patents.

1.81.“Ongoing Research Programs” means the research programs regarding the Licensed Compounds conducted by, or with the prior agreement of, AstraZeneca and its Affiliates that are in process as of the Effective Date, as described in Schedule 1.81 (Ongoing Research Programs) and “Ongoing Research Agreements” means the contracts governing such Ongoing Research Programs.

1.82.“Party” and “Parties” have the meaning set forth in the preamble hereto.

1.83.“Patent Challenge” has the meaning set forth in Section 9.2.3 (Termination for Patent Challenge).

1.84.“Patents” means: (a) all national, regional and international patents and patent applications, including provisional patent applications; (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from or common priority with either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents, innovation patents and design patents and certificates of invention; (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)); and (e) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents. A single “Patent” includes a patent or patent application of (a) and all other patents, applications,

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and other rights that fall under (b)-(e) based on their relationship to such patent or patent application of (a).  For purposes of the Patent lists in this Agreement, if any patent, application, or other right from within such single “Patent” (as described in the foregoing sentence) is on the list, then all patents, applications and other rights that form part of such same Patent in accordance with the foregoing sentence, shall be deemed included on the list.

1.85.“Payment” means any payment due from Licensee to AstraZeneca under or pursuant to this Agreement, including the Milestone Payments, Royalty Payments and Sublicensing Payments.

1.86.“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.87.“Pharmacovigilance Agreement” has the meaning set forth in Section 3.3.2 (Global Safety Database).

1.88.“Phase 3 Clinical Study” means a human clinical study of a product in any country that would satisfy the requirements of 21 C.F.R. 312.21(c) and that is designed or intended to (a) establish that the product is safe and efficacious for its intended use, (b) define warnings, precautions and adverse reactions that are associated with the product in the dosage range to be prescribed, and (c) support Regulatory Approval for such product.

1.89.“PMDA” means the Japanese Pharmaceutical and Medical Device Agency or any successor thereto.

1.90.“PRC” means the People’s Republic of China, for purpose of this Agreement, excluding Hong Kong, Macau and Taiwan regions.

1.91.“Product Development Plan” has the meaning set forth in Section 3.1.3(a) (Product Development Plans), as amended from time to time.

1.92.“Product Trademarks” means the Trademark(s) used or to be used by Licensee or its Affiliates or its or their Sublicensees for the Commercialization of Licensed Product in the Territory and any registrations thereof or any pending applications relating thereto in the Territory, including any unregistered Trademark rights related to the Licensed Product as may exist through use before, on or after the Effective Date (excluding, in any event, any AstraZeneca Corporate Names, any Licensee Corporate Names and any Trademarks that consist of or include any corporate name or corporate logo of the Parties or their Affiliates or its or their (sub)licensees (or Sublicensees)).

1.93. “Quality Agreement” has the meaning set forth in Section 3.6 (Manufacture of Licensed Product).

1.94.“Receiving Party” has the meaning set forth in Section 6.1 (Confidentiality Obligations).

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1.95.“Reference Rate” means the greater of (i) the Federal Open Market Committee’s upper bound federal funds rate, initially set on the day a payment is due and reset on the first Business Day every month, and (ii) zero.

1.96.“Registration Enabling Trial”, means, with respect to a Licensed Product, a human clinical study (whether or not designated a Phase 3 Clinical Study), the results of which, together with prior data and information concerning such Licensed Product, [***] of an effectiveness claim in support of the initial approval of an NDA for such intended use of such Licensed Product. A Registration Enabling Trial includes a Phase 3 Clinical Study.  If a human clinical study is denominated not a Phase 3 Clinical Study (for example, human clinical studies formally registered as Phase 2 clinical studies) then it shall only be treated as a Registration Enabling Trial hereunder if and when [***].

1.97.“Regulatory Approval” means, with respect to a particular Licensed Product and a particular country, any and all approvals (including approvals of Drug Approval Applications), licenses, registrations or authorizations of any Regulatory Authority necessary for the Exploitation of a Licensed Product in such jurisdiction, including, where applicable, (a) any IND, clinical trial approval or notification, and supplements and amendments thereto; (b) pricing or reimbursement approval in such jurisdiction, (c) pre-approval and post-approval marketing authorizations (including any prerequisite Manufacturing or distribution approval or authorization related thereto), and (d) labeling approval.

1.98.“Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Exploitation of the Licensed Compounds or the Licensed Products anywhere in the world, including the FDA and the EMA.

1.99.“Regulatory Documentation” means: all (a) applications (including all INDs, clinical trial applications and Drug Approval Applications), registrations, licenses, authorizations and approvals (including Regulatory Approvals); (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, adverse event files and complaint files; and (c) preclinical, clinical and other data results, analyses, publications, and reports contained or referred to in any of the foregoing; in each case ((a), (b) and (c)) relating to a Licensed Compound or a Licensed Product.

1.100.“Regulatory Exclusivity Period” means, with respect to each Licensed Product in any country in the Territory, any period of data, market or other regulatory exclusivity (other than Patent exclusivity) in such country that confers exclusive marketing rights with respect to such Licensed Product in such country [***] another party from using or otherwise relying on any data supporting the approval of the Drug Approval Application for such Licensed Product without the prior written consent of the new drug authorization-holder, marketing authorization-holder (or any equivalent in any country in the Territory), as applicable, and may include any new chemical entity exclusivity, new use or indication exclusivity, new formulation exclusivity, orphan drug exclusivity, non-patent related pediatric exclusivity or any other applicable marketing or data

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exclusivity, including any such periods listed in the FDA’s Orange Book or any such periods under national implementations in the EU of Article 10 of Directive 2001/83/ED, Article 14(11) of Parliament and Council Regulation (EC) No. 726/2004, Parliament and Council Regulation (ED) No. 141/2000 on orphan medicines, Parliament and Council Regulation (ED) No. 1901/2006 on medicinal products for pediatric use and all international equivalents of any of the foregoing.

1.101.“Representatives” has the meaning set forth in Section 7.8 (Anti-Bribery and Anti-Corruption Compliance).

1.102.“Retained Rights” means, with respect to the Licensed Compounds and the Licensed Products, the rights of AstraZeneca and its Affiliates and its and their licensors, (sub)licensees and contractors to (a) perform its and their obligations under this Agreement; (b) perform its and their obligations under the Ongoing Research Programs, and (c) Develop, obtain and maintain Regulatory Approvals for and Manufacture, Commercialize and otherwise Exploit any compound or product, other than the Licensed Compounds or the Licensed Products, in any field (including the Field) anywhere in the Territory.

1.103. “Royalty Payment” has the meaning set forth in Section 4.3.1 (Royalty Rates).

1.104.“Royalty Term” means, with respect to a Licensed Product, and each country in the Territory, the period beginning on the date of First Commercial Sale of such Licensed Product in such country and ending on the last to occur of: (a) the expiration of the last-to-expire Valid Claim of an [***] that, if asserted against a person, would, in the absence of a license, be sufficient to prevent the Development, Manufacture, sale and use by such person of all Generic Products with respect to such Licensed Product in such country; (b) the expiration of any Regulatory Exclusivity Period in such country for such Licensed Product; and (c) the [***] of the First Commercial Sale of such Licensed Product in such country.

1.105.“Senior Officer” means, with respect to AstraZeneca, its [***] (or equivalent) and with respect to Licensee, its [***].

1.106.“SOPs” has the meaning set forth in Section 2.3.3 (Proprietary AstraZeneca Information).

1.107.“Sublicensee” means a Third Party, other than AstraZeneca or any of its Affiliates or its or their (sub)licensees, that is granted a sublicense by Licensee or its Affiliate under the grants in Section 2.1 (Grants to Licensee), as provided in Section 2.2 (Sublicensee).

1.108.“Sublicensing Income” means, with respect to any Licensed Compound or Licensed Product for any period, the total amount of any payments, other than royalties on sales or Net Sales, obtained by Licensee or its Affiliates from a Sublicensee in consideration for the grant [***] related to the Licensed Compound or Licensed Product that exceed the fair market value of such activities or funding, as applicable, and any premium paid over the fair market value of shares, options, or other securities in respect of any of the share capital of Licensee or its Affiliate. Notwithstanding anything express or implied in the foregoing, Sublicensing Income shall not include (a) [***], (b) [***], (c) [***], (d) [***], (e) [***], (f) [***], and (g) [***].

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1.109.“Tax” or “Taxes” means any and all applicable tax and taxes (including any value added tax or sales tax, stamp or other duty, levy, impost, or withholding of any nature and howsoever called or described) by whomsoever and wheresoever imposed, levied, collected or assessed.

1.110.“Term” has the meaning set forth in Section 9.1 (Term and Expiration).

1.111.“Territory” means the entire world.

1.112.“Third Party” means any Person other than AstraZeneca, Licensee and their respective Affiliates.

1.113.“Third Party Claims” has the meaning set forth in Section 8.1 (Indemnification of AstraZeneca).

1.114.“Third Party Infringement Claim” has the meaning set forth in Section 5.4 (Infringement Claims by Third Parties).

1.115.“Third Party Patent Right” has the meaning set forth in Section 5.6 (Third Party Patent Rights).

1.116.“Third Party Trademark Claim” has the meaning set forth in Section 5.7.3 (Third Party Claims).

1.117.“Trademark” means any word, name, symbol, color, shape, designation or any combination thereof, including any trademark, service mark, trade name, brand name, sub-brand name, trade dress, product configuration rights, program name, delivery form name, certification mark, collective mark, logo, tagline, slogan, design or business symbol, that functions as an identifier of source, origin or quality, whether or not registered, and all statutory and common law rights therein and all registrations and applications therefor, together with all goodwill associated with, or symbolized by, any of the foregoing.

1.118.“Transfer Activities” has the meaning set forth in Section 3.2.2 (Transition Plan).

1.119.“Transition Plan” has the meaning set forth in Section 3.2.1 (Transition Plan).

1.120.“United States” or “U.S.” means the United States of America and its territories and possessions (including the District of Columbia and Puerto Rico).

1.121.“University” means the [***].

1.122.“US Dollars” or “$” means United States dollars, the lawful currency of the United States.

1.123.“Valid Claim” means (a) a claim of any issued and unexpired Patent whose validity, enforceability or patentability has not been affected by (i) irretrievable lapse, abandonment, revocation, dedication to the public or disclaimer or (ii) a holding, finding or decision of invalidity, unenforceability or non-patentability by a court, governmental agency,

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national or regional patent office or other appropriate body that has competent jurisdiction, such holding, finding or decision being final and unappealable or unappealed within the time allowed for appeal or (b) a claim of a pending Patent application that was filed and is being prosecuted in good faith and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application, provided that such Patent application has not been pending for more than [***].

1.124.“VAT” has the meaning set forth in Section 4.7.2 (VAT).

ARTICLE 2
GRANT OF RIGHTS

2.1.Grants to Licensee.  As of the Effective Date, subject to Sections 2.2 (Sublicenses), 2.3 (Retention of Rights; Limitations Applicable to License Grants) and the other terms and conditions of this Agreement, AstraZeneca hereby grants to Licensee:

2.1.1.License Grant under AstraZeneca Patents and AstraZeneca Specific Know-How. Subject to Section 2.3.3 (Proprietary AstraZeneca Information), an exclusive (including with regard to AstraZeneca and its Affiliates) license, with the right to grant sublicenses through one or multiple tiers in accordance with Section 2.2 (Sublicenses), under the AstraZeneca Patents, and to use the AstraZeneca Specific Know-How, to Develop, Manufacture, Commercialize or otherwise Exploit the Licensed Compounds and the Licensed Products in the Field in the Territory;

2.1.2.License Grant under AstraZeneca Regulatory Documentation. Subject to Section 2.3.3 (Proprietary AstraZeneca Information), an exclusive license (including with regard to AstraZeneca and its Affiliates) and right of reference, with the right to grant sublicenses through one or multiple tiers and further right of reference in accordance with Section 2.2 (Sublicenses), to use the AstraZeneca Regulatory Documentation to Develop, Manufacture, Commercialize or otherwise Exploit the Licensed Compounds and the Licensed Products in the Field in the Territory;

2.1.3.License Grant under AstraZeneca General Know-How, [***] Combination Patents and Combination Data. A non-exclusive license, with the right to grant sublicenses through one or multiple tiers in accordance with Section 2.2 (Sublicenses), to use AstraZeneca General Know-How, [***] Combination Patents and Combination Data to Develop, Manufacture, Commercialize or otherwise Exploit the Licensed Compounds and the Licensed Products in the Field in the Territory;

2.1.4.Licensee Right of Reference.  Except in relation to AstraZeneca Regulatory Documentation which will be subject to Section 2.1.2, a non-exclusive, royalty-free license and right of reference, with the right to grant sublicenses and further rights of reference through multiple tiers in accordance with Section 2.2 (Sublicenses), to use all other Regulatory Documentation (i) solely and exclusively related to AZD5153 and (ii) Controlled by AstraZeneca during the Term after the Effective Date, to Develop, Manufacture, Commercialize or otherwise Exploit the Licensed Compounds and the Licensed Products in the Field in the Territory, [***].

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2.1.5.Patents and Information Arising Out of Ongoing Research Programs.

(a)To the extent Information or Patents are [***], then on receipt by AstraZeneca of such Information or Patents it shall be promptly added to the corresponding Schedule to this Agreement and be deemed to be AstraZeneca Specific Know-How or AstraZeneca Patents, respectively and provided to Licensee; or

(b) To the extent Information is or Patents are [***] then (x) on receipt by AstraZeneca of such Information it shall be promptly added to the corresponding Schedule to this Agreement and will be deemed to be AstraZeneca General Know-How or Combination Data accordingly, and provided to Licensee or (y) in the case of any such Patents, AstraZeneca [***] license with the right to grant sublicenses through one or multiple tiers in accordance with Section 2.2 (Sublicenses), to use such Patents to Develop, Manufacture, Commercialize or otherwise Exploit the Licensed Compounds and the Licensed Products in the Field in the Territory;

(c)AstraZeneca will [***] Information arising out of the ongoing clinical externally sponsored research under AstraZeneca reference [***], provided however [***].  For pharmacovigilance matters pertaining to the ongoing clinical externally sponsored research under AstraZeneca reference [***] for the Licensed Compound or Licensed Product, the Pharmacovigilance Agreement will control.

(d)For the avoidance of doubt, nothing in this Section 2.1.5 shall require AstraZeneca or its Affiliates to breach the terms of any Ongoing Research Agreement [***].

2.2.Sublicenses.

2.2.1.Sublicense to Affiliates. Licensee shall have the right to grant sublicenses (or further rights of reference) through one or multiple tiers under the licenses and right of reference in Section 2.1 (Grants to Licensee) to its Affiliates for so long as such Affiliates remain Affiliates of Licensee; provided that Licensee will remain responsible and liable for the performance of such Affiliate under such sublicensed rights to the same extent as if such activities were conducted by Licensee, and will cause its Affiliates to comply with the terms and conditions of this Agreement; [***]. No consent from AstraZeneca shall be required for Licensee to grant the sublicenses of this Section 2.2.1.

2.2.2.Sublicense to Third Parties. Subject to Section 4.4 (Sublicensing Payment) Licensee (or its Affiliates) shall have the right to grant sublicenses (or further rights of reference) through one or multiple tiers under the licenses and right of reference in Section 2.1 (Grants to Licensee), to Third Parties provided that in respect of a grant of rights [***] (a) [***], or (b) [***]. [***].  Licensee shall further cause each Sublicensee to comply with the applicable terms and conditions of this Agreement, as if such Sublicensee were a Party to this Agreement; provided, however, that (i) Licensee shall be liable for any failure to comply by a Sublicensee and the grant of any such sublicense shall not relieve Licensee of its obligations under this Agreement, except to the extent they are satisfactorily performed by such Sublicensee, and (ii) Licensee waives any requirement that AstraZeneca exhaust any right or remedy, or proceed against any Sublicensee for any obligation or performance under this Agreement.  Licensee shall notify AstraZeneca within

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[***] of any such sublicense to be undertaken pursuant to this Section 2.2.2 and a copy of any sublicense agreement executed by Licensee shall be provided to AstraZeneca within [***]; provided that the financial terms and other terms of any such sublicense agreement to the extent not pertinent to an understanding of compliance with this Agreement may be redacted.

2.3.Retention of Rights; Limitations Applicable to License Grants.

2.3.1.Retained Rights of AstraZeneca. Notwithstanding anything to the contrary in this Agreement and without limitation of any rights granted or reserved to AstraZeneca pursuant to any other term or condition of this Agreement, AstraZeneca hereby expressly retains, on behalf of itself and its Affiliates (and on behalf of its licensors, (sub)licensees and contractors) all rights, title and interests in and to the AstraZeneca Patents, the [***] Combination Patents, the Combination Data, the AstraZeneca Know-How, AstraZeneca Regulatory Documentation with respect to any Licensed Compound or Licensed Product and the AstraZeneca Corporate Names, in each case, solely for purposes of and to the extent required for performing or exercising the Retained Rights.

2.3.2.No Other Rights Granted by AstraZeneca. Except as expressly provided herein and without limiting the foregoing, AstraZeneca grants no other right or license, including any rights or licenses to the AstraZeneca Patents, the [***] Combination Patents, the Combination Data, the AstraZeneca Know-How, the AstraZeneca Regulatory Documentation, the AstraZeneca Corporate Names, or any other Patent, Trademark or other intellectual property rights not expressly granted herein.

2.3.3.Proprietary AstraZeneca Information.  AstraZeneca and Licensee acknowledge that certain AstraZeneca proprietary Information or AstraZeneca Controlled standard operating procedures, including working practices and general methodologies (together “SOPs”) are comprised in the AstraZeneca Know-How and AstraZeneca Regulatory Documentation but is or are used by AstraZeneca and its Affiliates in connection with its ongoing business (and is, accordingly, not used solely and exclusively in the Development of the Licensed Compounds and Licensed Products).  For the avoidance of doubt, subject to license grants to Licensee under Section 2.1 (Grants to Licensee), AstraZeneca hereby expressly retains, on behalf of itself and its Affiliates, all rights, title and interests in and to such SOPs and such SOPs shall be deemed as AstraZeneca Confidential Information.

ARTICLE 3
DEVELOPMENT, REGULATORY, TRANSITION AND COMMERCIALIZATION ACTIVITIES

3.1.Development.

3.1.1.In General.  Licensee shall have the right and the obligation (to the extent provided in Section 3.1.2) to develop the Licensed Products in the Field in the Territory at its own cost and expense in accordance with the Product Development Plan. Licensee shall perform or cause to be performed its development activities hereunder in good scientific manner.

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Licensed Compounds and the Licensed Products in the Territory at Licensee’s own cost and expense. Subject to the express written terms of this Agreement, all decisions concerning the Development of the Licensed Compounds and Licensed Products covered under this Agreement shall be within the sole discretion of Licensee. For clarity, Licensee shall have the right to amend the Product Development Plan from time to time, subject to the Commercially Reasonable Efforts obligations in this Section 3.1.2. Licensee shall (directly or through one or more Affiliates or Sublicensees) use Commercially Reasonable Efforts to Develop and obtain and maintain Regulatory Approvals for at least [***].  Subject to Section 2.2.1 and Section 2.2.2, Licensee may seek to satisfy such obligation through its own actions or through those of its Affiliates and/or Sublicensees.

3.1.3.Product Development Plans.

(a)Attached hereto as Schedule 3.1.3 (Product Development Plan) is the initial product-specific plan for the Development of Licensed Products in the Territory (“Product Development Plan”).

(b)To the extent any Development activities contemplated under the Product Development Plan require the use of any AstraZeneca compounds other than any Licensed Compound, the Parties shall negotiate in good faith for separate license, supply or collaboration agreements with respect to any such AstraZeneca compounds.

3.1.4.Development Costs. Licensee shall be responsible for all of its costs and expenses in connection with the Development of and obtaining and maintaining Regulatory Approvals for, the Licensed Product in the Field in the Territory.

3.1.5.Development Records.  Licensee shall, and shall cause its Affiliates and its and their Sublicensees to, maintain, in good scientific manner, complete and accurate books and records pertaining to Development of Licensed Product hereunder, in sufficient detail to verify compliance with its obligations under this Agreement.  Such books and records shall (a) be appropriate for patent and regulatory purposes, (b) be in compliance with Applicable Law, (c) properly reflect all work done and results achieved in the performance of its Development activities hereunder, and (d) be retained by Licensee for at least [***] after the expiration or termination of this Agreement in its entirety or for such longer period as may be required by Applicable Law.  [***].

3.1.6.Development Reports.  No later than [***] following the end of each full Calendar Year during which Licensee is conducting Development activities hereunder, Licensee shall provide AstraZeneca with a written report for review and discussion of such Development activities it has performed, or caused to be performed, since the preceding report (or, with respect to the first such report, since the Effective Date), its Development activities in process and the future activities it expects to initiate during the following twelve (12)-month period.  Each such report shall be [***] of Licensee’s Development activities as compared to the Product Development Plan, including: (a) [***] and (b) [***]. Notwithstanding the foregoing, if AstraZeneca markets or has in development a competing pharmaceutical product or product candidate [***], Licensee, acting reasonably, shall be entitled to omit those certain details it

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reasonably deems to be competitively sensitive in respect of such Licensed Product from such reports.

3.2.Transition Activities.

3.2.1.Transition Plan.  To facilitate Licensee’s Development obligations as contemplated hereunder, the Parties have agreed to a transition plan, attached as Schedule 3.2.1 (the “Transition Plan”). The Transition Plan may be amended from time to time on mutual written agreement of the Parties. Licensee is responsible for such costs as identified in the Transition Plan.

3.2.2.Transfer Activities.

(a)Immediately after documentation by Licensee in writing that the payments payable by Licensee to AstraZeneca under Section 4.1 (Upfront Payment) have been made, AstraZeneca and Licensee will comply with the Transition Plan and initiate the transfer activities contemplated thereunder (the “Transition Activities”).

(b)AstraZeneca will use commercially reasonable efforts to carry out all Transfer Activities assigned to it under the Transition Plan, as amended from time to time in accordance with Section 3.2.2(a), in accordance with the timelines and payment terms set forth in the Transition Plan.  The Transition Activities include, without limitation, (a) certain technology transfer activities, (b) [***] and (c) transitional Manufacturing of drug product by AstraZeneca.  Licensee will not be responsible for any delay in performance by Licensee of its obligations under this Agreement (including its diligence obligations as set forth in Section 3.1.2) caused by AstraZeneca’s delay in carrying out any Transition Activities.

(c)For a period up to [***], if either Party identifies any AstraZeneca Regulatory Documentation or AstraZeneca Know-How in the respective Schedules, that were not previously delivered to Licensee, either Party shall notify the other Party of such identification, and AstraZeneca and its Affiliates shall use its commercially reasonable efforts to disclose and make available to Licensee such AstraZeneca Regulatory Documentation or AstraZeneca Know-How that Licensee reasonably requires, including in connection with preparing, filing, obtaining, and maintaining Regulatory Documentation for Licensed Products in the Field in the Territory.

3.2.3.Ongoing Research Programs.  As between the Parties, AstraZeneca shall be solely responsible for the Ongoing Research Programs in accordance with accepted pharmaceutical industry norms and ethical practices.  It is understood that while AstraZeneca retains the right to complete or wind-down the Ongoing Research Programs in accordance with current commitments under the Ongoing Research Agreements, AstraZeneca shall not expand, extend, or modify (except with respect to wind-down of such Ongoing Research Agreement) the Ongoing Research Programs and/or Ongoing Research Agreements without advance, written consent from Licensee [***] AZD5153.

AstraZeneca shall use reasonable efforts to provide Licensee with [***], consistent with Section 2.1.5 where AstraZeneca [***]. Any [***] pursuant to this Section 3.2.3 shall be deemed to be Confidential Information of AstraZeneca.  For the avoidance of doubt, [***].

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3.3.Regulatory Activities.

3.3.1.Regulatory Approvals. Subject to the Retained Rights, except as otherwise set forth in Section 3.2 (Transition Activities), Licensee shall have the sole right, at Licensee’s own cost and expense, to prepare, submit, obtain, and maintain Drug Approval Applications (including the setting of the overall regulatory strategy therefor), Regulatory Approvals, and other submissions (including INDs) to Regulatory Authorities, and to conduct communications with the Regulatory Authorities, for Licensed Product in the Field in the Territory, in the name of Licensee (or its Affiliate or Sublicensee), or if required or advisable under any Applicable Law, jointly with its designee.  AstraZeneca shall, and shall cause its Affiliates or sublicensees to, cooperate with Licensee, at Licensee’s reasonable request and at Licensee’s cost and expense, with respect to any regulatory matters for which Licensee is responsible.

3.3.2.Global Safety Database.  Licensee shall establish, hold and maintain (at Licensee’s sole cost and expense) the global safety database for Licensed Products following transition of such database to Licensee in accordance with the Transition Plan. Within [***], the Parties shall enter into a written pharmacovigilance agreement governing each Party’s respective obligations with respect to allocation of responsibilities for reporting to the other Party and appropriate Regulatory Authorities adverse events, complaints, and other safety-related matters with respect to the Licensed Compounds and Licensed Products (the “Pharmacovigilance Agreement”).

3.3.3.Recalls, Suspensions or Withdrawals.  As between the Parties, Licensee shall be solely responsible for handling any recall, market suspension or market withdrawal in the Field in the Territory at its sole cost and expense; provided that prior to any implementation of such a recall, market suspension or market withdrawal, Licensee shall consult with AstraZeneca and shall consider AstraZeneca’s comments in good faith.  If a recall, market suspension or market withdrawal is mandated by a Regulatory Authority in the Territory, as between the Parties, Licensee shall initiate such a recall, market suspension or market withdrawal in compliance with Applicable Law.

3.3.4.Information Sharing and Right of Reference. Subject to the terms and conditions of this Agreement,  Licensee and AstraZeneca hereby agree to share regulatory and safety information pertaining to the Licensed Compound and Licensed Product and grants to the other access to, and a right of reference with respect to, any Regulatory Documentation Controlled by the other Party in respect of the Licensed Product or Licensed Compound, provided that in the case of the grant to AstraZeneca, the grant is solely as necessary to support the ongoing clinical externally sponsored research with the University under AstraZeneca reference [***] in Schedule 1.81. The Parties agree to execute, acknowledge, and deliver any further documents or instruments and to perform all such other acts as may be necessary or appropriate in order to effect such right of reference.

3.4.Commercialization.

3.4.1.Diligence.  Licensee shall be solely responsible for Commercialization of the Licensed Products throughout the Territory at Licensee’s own cost and expense.  Subject to the express written terms of this Agreement, all decisions concerning the Commercialization of

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the Licensed Compounds and Licensed Products covered under this Agreement shall be within the sole discretion of Licensee.  Licensee shall (directly or through one or more Affiliates or Sublicensees) use Commercially Reasonable Efforts to Commercialize [***].

3.4.2.Commercialization Records.  Licensee shall maintain complete and accurate books and records pertaining to Commercialization of Licensed Product hereunder, in sufficient detail to verify compliance with its obligations under this Agreement, which shall be in compliance with Applicable Law and properly reflect all significant work done and results achieved in the performance of its Commercialization activities.  Such records shall be retained by Licensee for at least [***] after the expiration or termination of this Agreement in its entirety or for such longer period as may be required by Applicable Law.  [***].

3.4.3.Commercialization Reports.  Without limiting Section 3.4.2 (Commercialization Records), within [***] following the end of each Calendar Year during which Licensee is conducting Commercialization activities hereunder, Licensee shall provide AstraZeneca with written reports of the Commercialization activities it has performed, or caused to be performed, in respect of Licensed Product since the preceding report (or, with respect to the first such report, since the Effective Date), and the future Commercialization activities it expects to initiate in respect of Licensed Product during the following twelve (12)-month period.  Each such report shall be [***] with its obligations set forth in Section 3.4.1 (Diligence).  Notwithstanding the foregoing, if AstraZeneca or any of its Affiliates [***], Licensee, acting reasonably, shall be entitled to omit those certain details it reasonably deems to be competitively sensitive information from its reports under this Section 3.4.3 in respect of such Licensed Product.

3.5.Compliance with Applicable Law.  Licensee shall, and shall cause its Affiliates and Sublicensees to, comply with all Applicable Law with respect to the Exploitation of Licensed Product.

3.6.Manufacture of Licensed Product.  Subject to Section 3.2.2, Licensee shall have the sole responsibility for, at its expense, Manufacturing (or having Manufactured) and supplying the Licensed Compound and the Licensed Product for their Development and Commercialization activities in accordance with Applicable Law in the Territory, either by itself or through its Affiliates, its and their Sublicensees or Third-Party contract manufacturers.  Notwithstanding the foregoing, AstraZeneca agrees to, at Licensee’s cost, supply to Licensee with inventory of the Licensed Product (whether in the form of drug tablets or drug substance) in accordance with the Transition Plan at AstraZeneca’s [***].  Such supply shall include all appropriate documentation including accurate certificates of analysis and any release documentation. The Parties shall execute a quality agreement to set forth the Parties’ respective responsibilities with respect to quality matters relating to supply and compliance with cGMP (the “Quality Agreement”) [***] of the Effective Date. In the event of any conflict between the Quality Agreement and this Agreement, the terms of the Quality Agreement shall control all quality matters. Further terms applicable to such supply are set forth in Schedule 3.2.1 (Transition Plan).

3.7.Subcontracting.  Subject to Section 2.2 (Sublicenses), Licensee may subcontract with a Third Party to perform any or all of its obligations hereunder (including by appointing one or more distributors); provided, that (a) no such permitted subcontracting shall relieve Licensee of any obligation hereunder (except to the extent satisfactorily performed by such subcontractor) or

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any liability and Licensee shall be and remain fully responsible and liable therefor and shall be fully responsible and liable for any act or omission of such subcontractor with respect to such subcontracted obligations, and (b) Licensee shall use commercially reasonable efforts to ensure that the agreement pursuant to which Licensee engages any Third Party subcontractor (i) is consistent in all material respects with this Agreement and (ii) contains terms obligating such subcontractor to comply with the confidentiality, intellectual property and all other relevant provisions of this Agreement.

ARTICLE 4
PAYMENTS AND TAXES

4.1.Upfront Payment.  AstraZeneca shall submit an invoice to Licensee as soon as possible after the Effective Date and Licensee shall pay to AstraZeneca a non-refundable and non-creditable upfront payment of Eight Million US Dollars ($8,000,000) (“Upfront Payment”) within fifteen (15) days following of the invoice date.

4.2.Milestone Payments.

4.2.1.Development Milestones.  In partial consideration of the rights granted by AstraZeneca to Licensee hereunder, Licensee shall pay to AstraZeneca the following non-refundable and non-creditable payments in accordance with Section 4.2.4 (Invoicing and Payment) after providing determination of the occurrence of a development milestone event in accordance with Section 4.2.3 of the first achievement or occurrence of each of the following development milestone events described in this Section 4.2.1 (Development Milestones) by Licensee or any of its Affiliates or Sublicensees with respect to a Licensed Product, as the case may be (each such milestone event, a “Development Milestone Event,” and each such milestone payment, a “Development Milestone Payment”).  For clarity, (a) each of the Development Milestone Payments set forth in this Section 4.2.1 (Development Milestones) will be payable [***], (b) [***], and (c) no more than [***] shall be payable to AstraZeneca under this Section 4.2.1.

Development Milestone Events applicable for the Territory	Development Milestone Payments
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

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[***]	[***]
[***]	[***]

4.2.2.Commercial Milestones.  In partial consideration of the rights granted by AstraZeneca to Licensee hereunder, Licensee shall pay to AstraZeneca the following non-refundable and non-creditable commercial milestone in accordance with Section 4.2.4 (Invoicing and Payment) after the first achievement or occurrence of each of the following commercial milestone events is achieved by Licensee or any of its Affiliates or its or their Sublicensees with respect to a Licensed Product (each such milestone event, a “Commercial Milestone Event,” and each such milestone payment, a “Commercial Milestone Payment”). If in a given Calendar Year more than one Commercial Milestone Events are achieved, Licensee shall pay to AstraZeneca a separate Commercial Milestone Payment with respect to each Commercial Milestone Event achieved. For clarity, (a) each of the Commercial Milestone Payments set forth in this Section 4.2.2 (Commercial Milestones) will be payable only once (b) no Commercial Milestone Payment shall be payable for subsequent or repeated achievements of such Commercial Milestone Event with respect to [***], and (c) no more than [***] shall be payable to AstraZeneca under this Section 4.2.2.

Commercial Milestone Events applicable for the Territory	Commercial Milestone Payments
[***]	[***]
[***]	[***]
[***]	[***]

4.2.3.Determination That Milestones Have Occurred.  Licensee shall notify AstraZeneca of the achievement or occurrence of each Milestone Event set forth in Section 4.2.1 (Development Milestones) or Section 4.2.2 (Commercial Milestones) in accordance with Section 4.2.4 (Invoicing and Payment). In the case of the Commercial Milestones, whether they have been met will be assessed by Licensee within [***] days after the end of each Calendar Quarter once sales begin, and shall [***]. In the event that, notwithstanding the fact that Licensee has not provided AstraZeneca such a notice, AstraZeneca believes that any such Milestone Event has been achieved, it shall so notify Licensee in writing and the Parties shall promptly discuss in good faith whether such Milestone Event has been achieved; provided that the Commercial Milestones will only be evaluated on the timeline provided in the foregoing sentence and AstraZeneca shall not have the right to accelerate their assessment under this sentence.  Any dispute under this Section 4.2.3 (Determination That Milestones Have Occurred) regarding whether or not such a Milestone Event has been achieved shall be subject to resolution in accordance with Section 10.5 (Dispute Resolution).

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4.2.4.Invoicing and Payment. Licensee shall give AstraZeneca written notice of the achievement of each milestone event in Section 4.2.1 (Development Milestones) or Section 4.2.2 (Commercial Milestones) no later than [***] Business days after learning such achievement (and subject to the timing for Commercial Milestone Events as set forth in Section 4.2.3).  Following receipt of such notice, AstraZeneca shall submit an invoice to Licensee for the full amount of the corresponding milestone, which amount shall be payable within [***] days of the date of invoice.

4.3.Royalties.

4.3.1.Royalty Rates.  Subject to Section 4.3.2 (Reductions), during the Royalty Term, Licensee shall pay AstraZeneca a royalty based on the corresponding amount of incremental Net Sales of all Licensed Products in the Territory multiplied by the applicable royalty rate (i.e., each tier of Net Sales shall be multiplied by the royalty rate applicable to such tier) in each Calendar Year, as set forth below (the “Royalty Payments”).  For each Calendar Year, the below tiered royalties shall be calculated such that the higher tiered royalty rates are only used after Net Sales in each Calendar Year exceed the top threshold of the previous tier and such higher tiered royalty rate will only apply to the portion of Net Sales that falls within that tier.

That portion of Net Sales of all Licensed Products in the Territory in a Calendar Year that is:	Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

As an example, in a Calendar Year in which there are [***] in Net Sales, the amount would be calculated as [***] due in royalty.

4.3.2.Reductions.

(a)Reductions for Third Party Patent Rights. Subject to Section 4.3.2(c), if Licensee enters into an agreement with a Third Party in order to obtain a license to a Third Party Patent Right with respect to a Licensed Product that Licensee in good faith determines is necessary to Exploit such Licensed Product or to avoid claims of Infringement related to Exploitation of such Licensed Product in the Field in a country in the Territory, Licensee shall be entitled to deduct from royalties payable hereunder in a given Calendar Year with respect to such Licensed Product in such country [***] paid to such Third Party in such Calendar Year under such license [***] to such Third Party Patent Right.

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(b) Expiration of Valid Claims and Reduction for Generic Products. Subject to Section 4.3.2(c), if, during the Royalty Term for a Licensed Product in a country in the Territory, (i) the Exploitation of such Licensed Product is no longer Covered by any Valid Claim (or, for clarity such Licensed Product is never Covered by a Valid Claim) in such country, and (ii) any Third Party launches a Generic Product in that country; then the royalties payable pursuant to Section 4.3.1 shall be reduced in accordance with the following process:

(1)

On a country-by-country and Licensed Product-by-Licensed Product basis, at any time during the Royalty Term after the expiration of Valid Claims that Cover such Licensed Product in such country, then the royalty rates of Section 4.3. shall each be reduced by [***];

(2)

If at any time [***] makes Generic Products of a Licensed Product commercially available in that country in the Territory and the unit sales of all Generic Products in such country in a Calendar Year, exceed [***] of the sum of unit sales of such Licensed Product and all Generic Products in such country, then the royalty rate applicable to Net Sales of such Licensed Product in such country shall be reduced by [***].

(c)[***]

4.3.3.Royalty Term.  Licensee shall have no obligation to pay any royalty with respect to Net Sales of any Licensed Product in any country after the Royalty Term for such Licensed Product in such country has expired.

4.3.4.No Multiple Royalties.  The rates set forth in Section 4.3.1 shall not be modified for multiple Valid Claims Covering the applicable Licensed Product (i.e., the rates are the same whether it is one Valid Claim that Covers or if multiple Valid Claims Cover).

4.4.Sublicensing Payment. In the event that Licensee and a Third Party enter into a sublicense agreement [***] pursuant to which Licensee grants a sublicense to such Third Party for substantially all of Licensee’s rights to the Licensed Product(s) or the Licensed Compound(s) in the Field in one or more countries in the Territory, within [***] of Sublicensing Income [***] under such sublicense agreement, Licensee shall pay to AstraZeneca an amount (“Sublicensing Payment”) equal to [***]. To the extent that Licensee at the same time as wishing to sublicense its rights under this Agreement to the AstraZeneca Patents, [***] Combination Patents, AstraZeneca Know-How, AstraZeneca Regulatory Documentation, or Combination Data (“AstraZeneca IP Sublicense”) also wishes to out-license or sub-license any other intellectual property rights (the “Other IP Sublicense”), then Licensee shall use Commercially Reasonable Efforts to separate the AstraZeneca IP Sublicense and the Other IP Sublicense into two (2) separate agreements with separate financial terms. Only to the extent that it is not possible to enter into two (2) such separate agreements and Licensee as a result will have to enter into one (1) sole sublicensee Agreement (the “Combined Sublicense Agreement”), then the portion of the consideration received by Licensee or its Affiliates under the Combined Sublicense Agreement for

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which said [***] applies shall be [***] between the AstraZeneca Patents, [***] Combination Patents, AstraZeneca Know-How, AstraZeneca Regulatory Documentation, Combination Data and those other rights, and such apportionment shall be reasonable and in accordance with customary standards in the industry.  Licensee shall promptly deliver to AstraZeneca a written report setting forth such [***].  In the event AstraZeneca disagrees with the determination made by Licensee, AstraZeneca shall so notify Licensee within [***] of receipt of Licensee’s report and the parties shall meet to discuss and resolve such disagreement in good faith.  If the parties are unable to agree in good faith as to such fair market values within [***] Business Days, then such matter shall be submitted for resolution pursuant to Section 10.6.

4.5.Payments and Reports.  Licensee shall calculate all amounts payable to AstraZeneca pursuant to Sections 4.1 (Milestone Payments), 4.3 (Royalties) and 4.4 (Sublicensing Payment) at the end of each Calendar Quarter, which amounts shall be converted to US Dollars, in accordance with Section 4.6 (Mode of Payment; [***]).  Licensee shall pay to AstraZeneca the Royalty Payments due with respect to a given Calendar Quarter within [***] days after the end of such Calendar Quarter, provided however that should such Calendar Quarter coincide with Licensee’s financial year end, Licensee shall pay within [***] after the end of such date.  Each Royalty Payment due to AstraZeneca shall be accompanied by a statement specifying, on a Licensed Product-by-Licensed Product basis, the amount of Invoiced Sales, Net Sales and deductions taken to arrive at Net Sales attributable to each Licensed Product in each country in the Territory during the applicable Calendar Quarter (including such amounts expressed in local currency and as converted to US Dollars) and a calculation of the amount of Royalty Payment due on such Net Sales for such Calendar Quarter.  Without limiting the generality of the foregoing, Licensee shall require its Affiliates and Sublicensees to account for their Net Sales and to provide such reports with respect thereto as if such sales were made by Licensee.

4.6.Mode of Payment[***].  All Payments shall be made by deposit of US Dollars in immediately available cleared funds in the requisite amount (for clarity, net of applicable withholding taxes as provided in Section 4.7.1, if any), to such bank account as AstraZeneca may from time to time designate by notice to Licensee.  For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than US Dollars), Licensee shall convert any amount expressed in a foreign currency into US Dollar equivalents using its, its Affiliate’s or Sublicensee’s standard conversion methodology consistent with the applicable Accounting Standard.  As between the Parties, Licensee shall be solely responsible for any foreign exchange requirements for converting a foreign currency into a Dollar equivalent.  Licensee shall take, or shall cause its Affiliates or their Sublicensees to take, all actions required by Applicable Law for the purpose of transferring, or having transferred on its behalf, milestones, royalties or any other payments to AstraZeneca, directly or indirectly, pursuant to this Agreement, or to Licensee pursuant to the applicable sublicense agreement, including filing or registration of the relevant sublicense agreement(s) between Licensee and its Affiliates or Sublicensees with the competent Governmental Authority and obtaining any required approval, permit or license for the payment transfer from the competent Governmental Authority. [***].

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4.7.Taxes.

4.7.1.Tax Responsibilities.  The amounts payable pursuant to this Agreement shall not be reduced on account of any Taxes and shall be made without any withholding unless required by Applicable Law. The Licensor alone shall be responsible for paying to the appropriate Tax authority any and all Taxes (other than withholding taxes required by Applicable Laws and Regulations to be paid by the Licensee) levied on account of, or measured in whole or in part by reference to, any Payments to which it is entitled.  If any deductions or withholdings are required by Applicable Law to be made from any Payment, Licensee shall make timely payment to the proper Governmental Authority of the withheld amount and send to AstraZeneca proof of such payment within [***] days following such payment to enable AstraZeneca to claim such payment of Taxes on AstraZeneca’s applicable tax returns. If any such payment must be made by Licensee, Licensee shall have the right to deduct such amount required to be withheld and paid on behalf of AstraZeneca from the Payments due to AstraZeneca under this Agreement; provided that Licensee shall be required to make the payments to the Government Authority in a timely manner.  If AstraZeneca is entitled under any applicable Tax treaty to a reduction of rate of, or the elimination of, applicable withholding Tax, it shall deliver to Licensee or the appropriate Governmental Authority (with the assistance of Licensee to the extent that this is reasonably required and is requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Licensee of its obligation to withhold such Tax, and Licensee shall apply the reduced rate of withholding or dispense with withholding, as the case may be; provided that Licensee has received evidence of AstraZeneca’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) [***] days prior to the time that the Payments are due.  If the Licensee withholds any Taxes from the Payments while the Licensor is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, the Licensee shall cooperate with the Licensor with respect to any documentation required by the appropriate Governmental Authority or reasonably requested by the Licensor to secure a reduction of the rate of, or the elimination of, the applicable Taxes withheld or to secure a repayment of any Taxes withheld by the Paying Party from an applicable Governmental Authority.

4.7.2.[***]

4.7.3.If a party (or any of its Affiliates) receives and uses a credit for, or receives a refund of, any Tax by reason of any deduction or withholding or gross up on account of tax made pursuant to Section 4.7.2 then that party shall reimburse to the other party such amount as will leave it (and its Affiliates) (after such reimbursement) in the same position it would have been if that other party had not been required to make payment under Section 4.7.2.  Each party shall use (or procure the relevant Affiliate uses) all reasonable endeavours to obtain and utilise any available credit or obtain any refund.

4.7.4.Value Added Tax. Notwithstanding anything contained in Section 4.7.1, this Section 4.7.2 shall apply with respect to value added tax (“VAT”).  All Payments are exclusive of VAT.  If any VAT is chargeable in respect of any Payments, Licensee shall pay VAT at the applicable rate in respect of any such Payments following the receipt of a VAT invoice, issued in the appropriate form by AstraZeneca in respect of those Payments, such VAT to be payable on the later of [***] by Licensee of the applicable invoice relating to that VAT payment. AstraZeneca will provide Licensee any information or copies of documentation in AstraZeneca’s control as are

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reasonably necessary for Licensee to reclaim, if applicable, such VAT. The Parties will issue invoices for all amounts due under this Agreement consistent with indirect Tax requirements.

4.8.Interest on Late Payments. If any payment due to either Party under this Agreement is not paid when due, then such paying Party shall pay interest thereon (before and after any judgment) at an annual rate equal to the lessor of (i) [***] above the Reference Rate, and (ii) the maximum rate permitted under Applicable Law. Any interest will accrue from day to day and is calculated based on the actual number of days elapsed from the payment due date to the actual payment date and [***]. Interest is compounded daily.

4.9.Financial Records. Licensee shall and shall cause its Affiliates and its and their Sublicensees to, keep complete and accurate financial books and records pertaining to the Commercialization of Licensed Products hereunder, including books and records of Invoiced Sales and Net Sales of Licensed Products, in sufficient detail to calculate and verify all amounts payable hereunder.  Licensee shall and shall cause its Affiliates and its and their Sublicensees to, retain such books and records until [***] as may be required by Applicable Law.

4.10.Audit.  At the request of AstraZeneca, Licensee shall and shall cause its Affiliates and its and their Sublicensees to, permit AstraZeneca to have a nationally recognized, independent, certified public accounting firm designated by AstraZeneca and subject to Licensee’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), once annually, during regular business hours, upon reasonable notice (which shall be no less than [***] days’ prior written notice), and under strict obligations of confidentiality and limited use (use limited to conducting and reporting the results of the audit), to audit the books and records maintained pursuant to Section 4.9 (Financial Records) solely to ensure the accuracy of all reports and payments made hereunder within the [***] period preceding the date of the request for review. No Calendar Year will be subject to audit under this Section 4.10 more than once.  Licensee will receive a copy of each such report concurrently with receipt by AstraZeneca.   Except as provided below, the cost of this audit shall be borne by AstraZeneca, unless the audit reveals, with respect to a period, an underpayment by Licensee of more than [***] from the reported amounts for such period, in which case Licensee shall bear the cost of the audit.  Unless disputed pursuant to Section 4.11 (Audit Dispute), if such audit concludes that (i) additional amounts were owed by Licensee, Licensee shall pay the additional amounts, with interest from the date originally due as provided in Section 4.8 (Interest on Late Payments) or (ii) excess payments were made by Licensee, AstraZeneca shall reimburse Licensee such excess payments (or, at Licensee’s option, credit such amounts against future payments payable to AstraZeneca under this Agreement), in either case ((i) or (ii)), within [***] after the date on which such audit is completed by AstraZeneca.

4.11.Audit Dispute. In the event of a dispute with respect to any audit under Section 4.10 (Audit), AstraZeneca and Licensee shall work in good faith to resolve the disagreement.  If the Parties are unable to reach a mutually acceptable resolution of any such dispute within [***] days, the dispute shall be submitted for resolution to a certified public accounting firm jointly selected by each Party’s certified public accountants or to such other Person as the Parties shall mutually agree (the “Auditor”).  [***].

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ARTICLE 5
INTELLECTUAL PROPERTY

5.1.Ownership of Intellectual Property.

5.1.1.Ownership of Technology.  As between the Parties, each Party shall own and retain all rights, title and interests in and to any and all:  (a) Inventions that are conceived, discovered, developed or otherwise made by or on behalf of such Party or its Affiliates or its or their (sub)licensees (or Sublicensee(s)), as applicable, under or in connection with this Agreement, solely, with one another, or jointly with Third Parties, but not with the other Party or the other Party’s Affiliates, whether or not patented or patentable, and any and all Patents and other intellectual property rights with respect thereto; and (b) other Inventions and other intellectual property rights that are Controlled (other than pursuant to the license grants set forth in Section 2.1 (Grants to Licensee)) by such Party or its Affiliates or its or their (sub)licensees (or Sublicensees) (as applicable) outside of this Agreement. The Parties shall jointly own any patentable Inventions that are conceived jointly by inventors from each Party (with each Party for this purpose being deemed to include its Affiliates) and all Patents that may be filed with respect thereto (“Joint Inventions”). [***], and AstraZeneca’s interest in Joint Inventions shall be deemed included in the intellectual property exclusively licensed to Licensee in Section 2.1. Each Party shall, and does hereby, assign, and shall cause its Affiliates and its and their (sub)licensees and Sublicensees to so assign, to the other Party, without additional compensation, such rights, title and interests in and to any Inventions as well as any intellectual property rights with respect thereto, as is necessary to fully effect the sole and joint ownership worldwide provided for in Sections 5.1.1 (Ownership of Technology), 5.1.4 (Ownership of Product Trademarks) and 5.1.5 (Ownership of Corporate Names).

5.1.2.Determination of Inventorship. The determination of whether any Inventions are conceived, discovered, developed or otherwise made by a Party for the purpose of allocating proprietary rights (including Patent, copyright or other intellectual property rights) therein, shall, for purposes of this Agreement and notwithstanding Section 10.7 (Governing Law), be made in accordance with United States patent laws for determining inventorship (excluding any conflicts or choice of law rule or principle) as such law exists as of the Effective Date irrespective of where or when such conception, discovery, development or making occurs.

5.1.3.Assignment Obligation.  Each Party shall cause all Persons who perform Development activities, Manufacturing activities, or regulatory activities for such Party or its Affiliates under this Agreement, or who conceive, discover, develop, invent or otherwise make any Inventions by or on behalf of such Party or its Affiliates or its or their (sub)licensees under or in connection with this Agreement, to be under an obligation to assign (or, if such Party is unable to cause such Person to agree to such assignment obligation despite such Party’s using commercially reasonable efforts to negotiate such assignment obligation, then to grant an exclusive license under) their rights in such Inventions resulting therefrom to such Party, or its Affiliates or Sublicensees, except where Applicable Law requires otherwise and except in the case of governmental, not-for-profit, and public institutions that have standard policies against such an assignment (in which case, a suitable license, or right to obtain such a license, shall be obtained).  Notwithstanding the foregoing, Licensee may engage outside contractors in support of its activities hereunder (for example, contract manufacturing organizations) without obtaining such an

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assignment of Inventions are not solely related to the Licensed Compound or Licensed Product; [***].

5.1.4.Ownership of Product Trademarks.  As between the Parties, Licensee shall own all rights, title and interests to the Product Trademarks in the Territory.

5.1.5.Ownership of Corporate Names.  As between the Parties, AstraZeneca shall retain all rights, title and interests in and to AstraZeneca Corporate Names and Licensee shall retain all rights, title and interests in and to Licensee Corporate Names.

5.2.Maintenance and Prosecution of Patents.

5.2.1.In General.

(a)Licensee shall have (i) the right and obligation, through counsel of its choice, to prepare, file, prosecute, maintain, and have final decision making authority with respect to the preparation, filing, prosecution and maintenance of, all AstraZeneca Patents, and (ii) the sole right (but not obligation), through counsel of its choice, to prepare, file, prosecute, maintain, and have final decision making authority with respect to the preparation, filing, prosecution and maintenance of any Licensee Patents, including, for both (i) and (ii), directing any related interference, re-issuance, re-examination and opposition proceedings with respect thereto.  Licensee will have the right, to include in any Patent (including any Patent filed by Licensee), any AstraZeneca Specific Know-How, provided that if and to the extent that the inclusion of any such AstraZeneca Specific Know-How in any such Patent results in AstraZeneca having an ownership interest in such Patent (or any other Patent that claims priority, in whole or in part, directly or indirectly, to such Patent), then such Patent (and any such other Patents) will automatically be treated as “AstraZeneca Patents” hereunder for all purposes.

(b)Licensee shall bear all costs and expenses in connection with the preparation, filing, prosecution and maintenance of all AstraZeneca Patents, as well as the Licensee Patents that Licensee elects to file patent protection for and retain final decision-making authority with respect to such Patents in the Territory;

(c)In the event that Licensee elects not to seek patent protection for or decides to abandon before all appeals within the respective patent office have been exhausted any AstraZeneca Patent in the Territory, Licensee shall so notify AstraZeneca, and AstraZeneca may take over the preparation, filing, prosecution and maintenance of any such AstraZeneca Patent at its sole cost and expense;

(d) AstraZeneca shall have (i) the right and obligation, through counsel of its choice, to prepare, file, prosecute, maintain, and have final decision making authority with respect to the preparation, filing, prosecution and maintenance of, all [***] Combination Patents, including directing any related interference, re-issuance, re-examination and opposition proceedings with respect thereto. AstraZeneca will have the right, to include in any Patent (including any Patent filed by Licensee), any AstraZeneca Specific Know-How.  AstraZeneca shall afford the Licensee a reasonable opportunity to comment upon AstraZeneca’s preparation, filing, prosecution, and maintenance of the [***] Combination Patents, including providing patent authority communications promptly upon receipt, and providing draft of filings and responses to

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office actions [***] days in advance or such shorter time period as may be reasonable under exigent circumstances, and reasonably considering the Licensee’s timely comments thereon.

(e)AstraZeneca shall bear all costs and expenses in connection with the preparation, filing, prosecution and maintenance of all [***] Combination Patents that AstraZeneca elects to file patent protection for and retain final decision-making authority with respect to such Patents in the Territory;

(f)In the event that AstraZeneca elects not to seek patent protection for or decides to abandon before all appeals within the respective patent office have been exhausted any [***] Combination Patent in the Territory, AstraZeneca shall so notify Licensee, and Licensee may take over the preparation, filing, prosecution and maintenance of any such [***] Combination Patent at its sole cost and expense.

5.2.2.Cooperation.  The Parties shall, and shall cause their Affiliates to, assist and cooperate with each other, as such requesting Party may reasonably request from the other Party from time to time, in the preparation, filing, prosecution and maintenance of the AstraZeneca Patents and the [***] Combination Patents.   Without limiting the foregoing, each Party shall, and shall cause its Affiliates to (a) offer its or their comments, if any, promptly and (b) provide access to relevant documents and other evidence and make its or their employees available at reasonable business hours, to the extent reasonably necessary for the preparation, filing, prosecution and maintenance of the AstraZeneca Patents and [***] Combination Patents; provided, however, that neither Party shall be required to provide legally privileged information with respect to such intellectual property unless and until procedures reasonably acceptable to such Party are in place to protect such privilege; and provided, further, that the requesting Party shall reimburse the other Party for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith.

5.2.3.Patent Term Extension and Supplementary Protection Certificate.

(a)Licensee shall also have the sole right to make decisions regarding, and the sole right to apply for, patent term extensions for any AstraZeneca Patent or Licensee Patent, including in the United States with respect to extensions pursuant to 35 U.S.C. §156 et. seq. and in other jurisdictions pursuant to supplementary protection certificates, and in all jurisdictions with respect to any other extensions that are now or become available in the future, wherever applicable, for the AstraZeneca Patents, and any Licensee Patents and with respect to the Licensed Compounds and the Licensed Products, in each case including whether or not to so apply, provided that with respect to AstraZeneca Patents, Licensee shall consult with AstraZeneca and consider in good faith AstraZeneca’s comments whether or not to so apply and the course of action with respect to such filings.  AstraZeneca shall provide prompt and reasonable assistance, as requested by the Licensee, including by taking such action as patent holder as is required under any Applicable Law to obtain such extension or supplementary protection certificate.

(b)AstraZeneca shall have the sole right to make decisions regarding, and the sole right to apply for, patent term extensions for any [***] Combination Patents, including in the United States with respect to extensions pursuant to 35 U.S.C. §156 et. seq. and in other jurisdictions pursuant to supplementary protection certificates, and in all jurisdictions with respect

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to any other extensions that are now or become available in the future, wherever applicable for the [***] Combination Patents including whether or not to so apply, provided that AstraZeneca shall consult with Licensee and consider in good faith Licensee’s comments whether or not to so apply and the course of action with respect to such filings, and AstraZeneca shall [***].  Licensee shall provide prompt and reasonable assistance, as requested by AstraZeneca, including by taking such action as is required under any Applicable Law to obtain such extension or supplementary protection certificate.

5.3.Enforcement of Patents.

5.3.1.Notice.  Each Party shall promptly notify the other Party in writing of any actual, alleged or threatened infringement of the AstraZeneca Patents, [***] Combination Patents or the Licensee Patents in the Territory of which such Party becomes aware (an “Infringement”).

5.3.2.Enforcement of Patents.

(a)As between the Parties, Licensee shall have (a) the sole right, but not the obligation, to prosecute any Infringement with respect to the Licensee Patents, and (b) the first right, but not the obligation, to prosecute any Infringement with respect to the AstraZeneca Patents, in each case (a) and (b), using counsel of its choice. As between the Parties, AstraZeneca shall have the first right, but not the obligation, to prosecute any Infringement with respect to the [***] Combination Patents, using counsel of its choice.

(b) In respect of the AstraZeneca Patents, if Licensee fails to bring any such action or proceeding within [***] days of a request by AstraZeneca to do so or if Licensee earlier notifies AstraZeneca in writing of its intent not to bring such action or proceeding, then AstraZeneca will have the right (but not the obligation) to bring any such action or proceeding by counsel of its own choice. In respect of the [***] Combination Patents, if AstraZeneca fails to bring any such action or proceeding within [***] days of a request by Licensee to do so or if AstraZeneca earlier notifies Licensee in writing of its intent not to bring such action or proceeding, then Licensee will have the right (but not the obligation) to bring any such action or proceeding by counsel of its own choice. From and after the date of such assumption in accordance with this Section 5.3(b), such Party shall be deemed to be the “Enforcing Party” for the purposes of this Section 5.3 (Enforcement of Patents) (but not for purposes of any other Section of this Agreement) with respect to such Patent.

5.3.3.Costs of Enforcement.  The Enforcing Party shall solely bear the cost and expenses incurred by it (or any Affiliate of Enforcing Party) in connection with any enforcement actions taken pursuant to this Section 5.3 (Enforcement of Patents).

5.3.4.Cooperation.  The Parties shall cooperate fully in any Infringement action pursuant to this Section 5.3 (Enforcement of Patents), including by making the inventors, applicable records, and documents (including laboratory notebooks) with respect to the relevant Patents available to the Enforcing Party on the Enforcing Party’s request.  With respect to an action controlled by the applicable Enforcing Party, the other Party shall, and shall cause its Affiliates to, assist and cooperate with the Enforcing Party, as the Enforcing Party may reasonably request from time to time, in connection with its activities set forth in this Section 5.3 (Enforcement of Patents),

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including, where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence, and making its employees available at reasonable business hours; provided that the Enforcing Party shall reimburse such other Party for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith.  Unless otherwise set forth herein, the Enforcing Party shall have the right to settle such claim; provided that neither Party shall have the right to settle any Infringement litigation under this Section 5.3 (Enforcement of Patents) in a manner that has a material adverse effect on the rights or interests of the other Party (including any impact upon the exclusivity of any exclusive license to Licensee hereunder) or in a manner that imposes any costs or liability on, or involves any admission by, the other Party, without the express written consent of such other Party (which consent shall not be unreasonably withheld, conditioned or delayed). In connection with any activities with respect to an Infringement action prosecuted by the applicable Enforcing Party pursuant to this Section 5.3 (Enforcement of Patents) involving Patents exclusively licensed under Article 2 (Grant of Rights) to the other Party, the Enforcing Party shall (a) consult with the other Party as to the strategy for the prosecution of such claim, suit, or proceeding, (b) consider in good faith any comments from the other Party with respect thereto, and (c) keep the other Party reasonably informed of any material steps taken, and provide copies of all material documents filed, in connection with such action.

5.3.5.Recovery.  Except as otherwise agreed by the Parties in writing in connection with a cost sharing arrangement, any recovery realized as a result of such litigation described above in this Section 5.3 (Enforcement of Patents) (whether by way of settlement or otherwise) with respect to AstraZeneca Patents shall be first allocated to reimburse the Parties for their out-of-pocket costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such costs and expenses).  Any remainder after such reimbursement is made shall be allocated [***].

5.4.Infringement Claims by Third Parties.  If the Exploitation of the Licensed Compounds or the Licensed Products in the Territory results in, or is reasonably expected to result in, any claim, suit or proceeding by a Third Party alleging Infringement by Licensee or any of its Affiliates or its or their Sublicensees, distributors or customers, including any defense or counterclaim in connection with an Infringement action initiated pursuant to Section 5.3.2 (Enforcement of Patents) (a “Third Party Infringement Claim”), the Party first becoming aware of such alleged Infringement shall promptly notify the other Party thereof in writing.  As between the Parties, Licensee shall have the first right to defend against any such Third Party Infringement Claim, using counsel of Licensee’s choice, and Licensee shall solely bear all costs and expenses (including any damages, awards, royalties, settlement amounts and other liabilities) incurred by Licensee or any of its Affiliates or its or their Sublicensees, distributors or customers in connection with such Third Party Infringement Claim. AstraZeneca may participate in any such claim, suit or proceeding with counsel of its choice at its sole cost and expense; provided that Licensee shall retain the right to control such claim, suit or proceeding.  AstraZeneca shall, and shall cause its Affiliates to, assist and cooperate with Licensee, as Licensee may reasonably request from time to time, in connection with its activities set forth in this Section 5.4 (Infringement Claims by Third Parties), including, where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence, and making its employees available at reasonable business hours; provided that Licensee shall reimburse AstraZeneca for its reasonable and verifiable out-of-pocket

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costs and expenses incurred in connection therewith.  If Licensee or its designee does not take commercially reasonable steps to defend against such claim, suit or proceeding within [***] days following the first notice provided above with respect to such Third Party Infringement Claim or, provided such date occurs after the first such notice of such Third Party Infringement Claim is provided, [***] Business Days before the time limit, if any, set forth in Applicable Law for filing of such actions, whichever comes first, then (a) Licensee shall so notify AstraZeneca and (b) AstraZeneca may defend at its discretion against such Third Party Infringement Claim at its sole cost and expense; provided that AstraZeneca shall not enter into any settlement of any claim described in this Section 5.4 that incurs any financial liability on the part of Licensee, requires an admission of liability, wrongdoing or fault on the part of Licensee, without Licensee’s prior written consent, in each case, such consent not to be unreasonably withheld, conditioned or delayed.

5.5.Invalidity or Unenforceability Defenses or Actions.

5.5.1.Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion of invalidity or unenforceability of any of the AstraZeneca Patents, [***] Combination Patents, or Licensee Patents by a Third Party of which such Party becomes aware.

5.5.2.Licensee shall have the first right, but not the obligation to defend and control the defense of the validity and enforceability of the AstraZeneca Patents, using counsel of Licensee’s choice, including when such invalidity or unenforceability is raised as a defense or counterclaim in connection with an Infringement action initiated pursuant to Section 5.3 (Enforcement of Patents).  Licensee shall solely bear the cost and expense of such defenses that it elects to undertake worldwide, including for any costs and expenses incurred in connection with any such defense in the Territory in the Field. In connection with any activities with respect to a defense, claim or counterclaim relating to the AstraZeneca Patents, pursuant to this Section 5.5 (Invalidity or Unenforceability Defenses or Actions), Licensee shall (a) consult with AstraZeneca as to the strategy for such activities, (b) consider in good faith any comments from AstraZeneca, and (c) keep AstraZeneca reasonably informed of any material steps taken and provide copies of all material documents filed, in connection with such defense, claim or counterclaim. Licensee shall not enter into any settlement of any claim described in this Section 5.5 that admits to the invalidity, narrowing of scope or unenforceability of the AstraZeneca Patents or this Agreement without AstraZeneca’s prior written consent, in each case, such consent not to be unreasonably withheld, conditioned or delayed.   If Licensee decides not to defend and control the defense of the validity or enforceability of any AstraZeneca Patent, then Licensee shall so notify AstraZeneca and AstraZeneca may choose to defend and control the defense of the validity or enforceability of any AstraZeneca Patent at its sole cost and expense.

5.5.3.AstraZeneca shall have the first right, but not the obligation to defend and control the defense of the validity and enforceability of the [***] Combination Patents, using counsel of AstraZeneca’s choice, including when such invalidity or unenforceability is raised as a defense or counterclaim in connection with an Infringement action initiated pursuant to Section 5.3 (Enforcement of Patents).  AstraZeneca shall solely bear the cost and expense of such defenses that it elects to undertake worldwide, including for any costs and expenses incurred in connection with any such defense in the Territory in the Field. In connection with any activities with respect to a defense, claim or counterclaim relating to the [***] Combination Patents, pursuant to this Section 5.5 (Invalidity or Unenforceability Defenses or Actions), AstraZeneca shall keep Licensee

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reasonably informed of any material steps taken and provide copies of all material documents filed, in connection with such defense, claim or counterclaim. AstraZeneca shall not enter into any settlement of any claim described in this Section 5.5 that admits to the invalidity, narrowing of scope or unenforceability of the [***] Combination Patents or this Agreement without Licensee’s prior written consent, in each case, such consent not to be unreasonably withheld, conditioned or delayed.   If AstraZeneca decides not to defend and control the defense of the validity or enforceability of any [***] Combination Patents, then AstraZeneca shall so notify Licensee and Licensee may choose to defend and control the defense of the validity or enforceability of any [***] Combination Patents at its sole cost and expense.

5.6.Third Party Patent Rights.  If in the reasonable opinion of Licensee, the Exploitation of any Licensed Compound or any Licensed Product in the Field and in the Territory by Licensee, any of its Affiliates or any of its or their Sublicensees or distributors or customers infringes or is reasonably expected to infringe (or, may become subject to claims by a Third Party of Patent infringement, whether or not the claims are considered to be valid and correct) any Patent of a Third Party in the Territory (such right, a “Third Party Patent Right”), then, as between the Parties, Licensee shall have the first right, but not the obligation, to negotiate and obtain a license from such Third Party to such Third Party Patent Right as necessary or desirable for Licensee or its Affiliates or its or their Sublicensees or distributors or customers to Exploit the Licensed Compounds and Licensed Products in the Field in the Territory; provided that [***]. In case this Section 5.6 (Third Party Patent Rights) is applicable, the royalty reductions in Section 4.3.2(a) (Reductions for Third Party Patent Rights) will apply.

5.7.Product Trademarks.

5.7.1.Prosecution of Product Trademarks.  Licensee shall have the sole right to register, prosecute and maintain the Product Trademarks using counsel of its own choice.  All costs and expenses of registering, prosecuting and maintaining the Product Trademarks in the Territory shall be borne solely by Licensee.

5.7.2.Enforcement of Product Trademarks. Each Party shall provide to the other Party prompt written notice of any actual or threatened Infringement of the Product Trademarks in the Territory and of any actual or threatened claim that the use of the Product Trademarks in the Territory violates the rights of any Third Party, in each case, of which such Party becomes aware. Licensee shall have the sole right, but not the obligation, to take such action as Licensee, deems necessary against a Third Party based on any alleged, threatened or actual Infringement, dilution, misappropriation or other violation of or unfair trade practices or any other like offense relating to, the Product Trademarks by a Third Party in the Territory at its sole cost and expense and using counsel of its own choice.  Licensee shall retain any damages or other amounts collected in connection therewith.

5.7.3.Third Party Claims. As between the Parties, Licensee shall defend against and settle any alleged, threatened or actual claim, suit or proceeding by a Third Party that the use or registration of the Product Trademarks in the Territory infringes, dilutes, misappropriates or otherwise violates any Trademark or other right of that Third Party or constitutes unfair trade practices or any other similar offense or any other claims, suits or proceedings as may be brought by a Third Party in connection with the use of the Product Trademarks with respect to a Licensed

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Product in the Territory (“Third Party Trademark Claim”), using counsel of its choice, and Licensee shall solely bear all costs and expenses (including any damages, awards, royalties, settlement amounts and other liabilities) incurred by Licensee or any of its Affiliates or its or their Sublicensees, distributors or customers in connection with such Third Party Trademark Claim.  AstraZeneca shall, and shall cause its Affiliates to, assist and cooperate with Licensee, as Licensee may reasonably request from time to time, in connection with its activities set forth in this Section 5.7 (Product Trademarks); provided that Licensee shall reimburse AstraZeneca for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith.

5.8.Corporate Names.  The Parties shall not, and shall not permit their Affiliates or its or their sublicensees to, (a) use in their respective businesses, any Trademark that is confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part) of the AstraZeneca Corporate Names, in the case of Licensee, or the Licensee Corporate Names, in the case of AstraZeneca; (b) do any act that endangers, destroys or similarly affects, in any material respect, the value of the goodwill pertaining to the AstraZeneca Corporate Names, in the case of Licensee, or the Licensee Corporate Names, in the case of AstraZeneca; or (c) contest the validity of or ownership of the AstraZeneca Corporate Names, in the case of Licensee, or the Licensee Corporate Names, in the case of AstraZeneca, anywhere in the Territory or any registrations issued or issuing with respect thereto or any pending registration thereof.  Licensee agrees, and shall cause its Affiliates and Sublicensees, to conform (a) to the customary industry standards for the protection of the AstraZeneca Corporate Names and to such trademark usage guidelines as AstraZeneca may furnish from time to time with respect to the use of the AstraZeneca Corporate Names and (b) to adhere to and maintain the quality standards of AstraZeneca with respect to goods sold and services provided under the AstraZeneca Corporate Names.

ARTICLE 6
CONFIDENTIALITY AND NON-DISCLOSURE

6.1.Confidentiality Obligations.  At all times during the Term and for a period of [***] following termination or expiration hereof in its entirety, each Party shall and shall cause its officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose other than for the purposes of performing its obligations or exercising its rights under this Agreement, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement. Confidential Information shall be disclosed only to employees and agents who have a need for such information and who are bound by obligations of nondisclosure and non-use at least as restrictive as those set forth herein.  Each Party shall be responsible for any disclosure or use of the Confidential Information by such employees or agents.  Each Party shall reasonably promptly notify the other Party of any intended, or unintended, unauthorized disclosure or use of any of the other Party’s Confidential Information. “Confidential Information” means any technical, business or other information provided by or on behalf of one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Agreement, on or after the Effective Date, including to the extent so provided, information relating to the terms of this Agreement (subject to Section 6.4 (Press Release and Public Announcements)); any Licensed Compound or any Licensed Product (including the Regulatory Documentation and Combination Data); any Development or Commercialization of any Licensed Compound or any Licensed

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Product; any know-how with respect thereto developed by or on behalf of the Disclosing Party or its Affiliates or the scientific, regulatory or business affairs or other activities of either Party.  Notwithstanding the foregoing, the terms of this Agreement shall be deemed to be the Confidential Information of both Parties and both Parties shall be deemed to be the Receiving Party and the Disclosing Party with respect thereto.  Notwithstanding the foregoing, the confidentiality and non-use obligations under this Section 6.1 (Confidentiality Obligations) with respect to any Confidential Information shall not include any information that:

(a)is or hereafter becomes public domain by public use, publication, general knowledge or the like through no breach of this Agreement by the Receiving Party;

(b)can be demonstrated by documentation or other competent proof to have been in the Receiving Party’s (or its Affiliates’) possession prior to disclosure by the Disclosing Party without any obligation of confidentiality with respect to such information;

(c)is subsequently received by the Receiving Party from a Third Party who is not bound by any obligation of confidentiality with respect to such information;

(d)has been published by a Third Party or otherwise enters the public domain through no fault of the Receiving Party in breach of this Agreement; or

(e)can be demonstrated by documentation or other competent evidence to have been independently developed by or for the Receiving Party without reference to the Disclosing Party’s Confidential Information.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Receiving Party.  Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.  For purposes of this Section 6.1, “public domain” means “publicly known” and does not refer to patentability.

6.2.Permitted Disclosures.  Each Party may disclose Confidential Information to the extent that such disclosure is:

6.2.1.made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction or, as otherwise required by Applicable Law (including any securities laws or regulation or rules of a securities exchange), including by reason of filing with securities’ regulators; provided, however, that the Receiving Party shall first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity (and reasonable assistance if requested by the Disclosing Party) to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided, further, that the Confidential

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Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order;

6.2.2.made by or on behalf of the Receiving Party to the Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information to the extent practicable and consistent with Applicable Law;

6.2.3.made by or on behalf of the receiving Party to a patent authority as may be reasonably necessary or useful for purposes of obtaining or enforcing a Patent; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available; or

6.2.4.made by or on behalf of the Receiving Party to potential or actual acquirers of all or substantially all of the business to which this Agreement relates, underwriters, investors, lenders or other financing sources, any bona fide actual or prospective collaborators or strategic partners, and in the case of Licensee to licensors, sublicensees, licensees in each case with respect to Licensed Compound and/or Licensed Product, and to employees, directors, agents, consultants and advisers of any such Third Party, in each case as may be necessary or useful in connection with their evaluation of such potential or actual acquisition, investment, collaboration or other transaction; provided, however, that such persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this Article 6 (Confidentiality and Non-Disclosure) (with a duration of confidentiality and non-use obligations as appropriate that is no less than [***] from the date of disclosure).

6.3.Use of Name.  Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo or Trademark of the other Party or any of its Affiliates or any of its or their (sub)licensees (or Sublicensees) (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material or other form of publicity without the prior written approval of such other Party.  The restrictions imposed by this Section 6.3 (Use of Name) shall not prohibit (a) either Party from making any disclosure identifying the other Party to the extent required in connection with its exercise of its rights or obligations under this Agreement, or (b) either Party from making any disclosure identifying the other Party that is required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted).

6.4.Press Release and Public Announcements.  The Licensee will issue a press release substantially in the form attached as Schedule 6.4. Neither Party shall issue any other public announcement, press release or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned, except for any such disclosure that is, in the opinion of the Disclosing Party’s counsel, required by Applicable Law or the rules of a stock exchange on which the securities of the Disclosing Party are listed (or to which an application for listing has been submitted).  In the event a Party is, in the opinion of its counsel, required by Applicable Law or the rules of a stock exchange on which its securities are listed (or to which an application for listing

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has been submitted) to make such a public disclosure, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable (and in no event less than [***] Business Days prior to the anticipated date of disclosure unless a faster disclosure timeline is, in such counsel’s opinion, required by Applicable Law) so as to provide a reasonable opportunity to comment thereon.  Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement or any amendment hereto that has already been publicly disclosed by such Party or by the other Party, in accordance with this Section 6.4 (Press Release and Public Announcements); provided that such information remains accurate as of such time and provided the frequency and form of such disclosure are reasonable.

6.5.Publications.

6.5.1.The Parties recognize the desirability of publishing and publicly disclosing the results of and information regarding, activities under this Agreement.  Accordingly, Licensee shall be free to publicly disclose the results of and information regarding, activities under this Agreement, subject to prior review by AstraZeneca of any disclosure of AstraZeneca’s Confidential Information for issues of patentability and protection of such Confidential Information, in a manner consistent with Applicable Law and industry practices, as provided in this Section 6.5 (Publications).  Accordingly, prior to publishing or disclosing any Confidential Information of AstraZeneca, Licensee shall provide AstraZeneca with drafts of proposed abstracts, manuscripts or summaries of presentations that cover such Confidential Information at least [***] prior to submission to a Third Party.  AstraZeneca shall respond promptly through its designated representative and no later than [***] upon receiving such drafts, manuscripts or summaries from Licensee. Failure to respond within such [***], as applicable, shall be deemed approval to publish or present. Licensee agrees to comply with AstraZeneca’s request to delete references to AstraZeneca’s Confidential Information in any such paper and to allow a reasonable period [***] necessary to permit filings for patent protection.

6.5.2.With respect to the publications listed on Schedule 6.5 regarding information generated in the studies identified therein, AstraZeneca (or its bona fide collaborators) shall have the right to publish any results or information regarding the Licensed Compound or the Licensed Products, or any activities under the applicable Ongoing Study Agreement, without Licensee’s prior written consent. [***], AstraZeneca shall (i) provide Licensee with an opportunity to review draft publications and shall consider in good faith any comments with respect to the Licensed Compound or Licensed Product provided by Licensee with respect thereto and, (ii) comply with Licensee’s request to delete references to Licensee’s Confidential Information in any such publication and to allow a reasonable period [***] necessary to permit filings for patent protection, provided that AstraZeneca shall not be obligated to file for such patent protection.  Such Information provided to Licensee as outlined in this Section 6.5.2 shall be deemed AstraZeneca Confidential Information.

6.6.Return of Confidential Information.  Upon the effective date of the expiration or termination of this Agreement for any reason, either Party may request in writing and the non-requesting Party shall either, with respect to Confidential Information to which such non-requesting Party does not retain rights under the surviving provisions of this Agreement, at the requesting Party’s election, (a) promptly destroy all copies of such Confidential Information in the

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possession or control of the non-requesting Party and confirm such destruction in writing to the requesting Party or (b) promptly deliver to the requesting Party, at the non-requesting Party’s sole cost and expense, all copies of such Confidential Information in the possession or control of the non-requesting Party.  Notwithstanding the foregoing, the non-requesting Party shall be permitted to retain such Confidential Information (a) to the extent necessary or useful for purposes of performing any continuing obligations or exercising any ongoing rights hereunder and, in any event, a single copy of such Confidential Information for archival purposes and (b) any computer records or files containing such Confidential Information that have been created solely by such non-requesting Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such non-requesting Party’s standard archiving and back-up procedures, but not for any other uses or purposes.  All Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 6.1 (Confidentiality Obligations).

6.7.Privileged Communications.  In furtherance of this Agreement, it is expected that the Parties may, from time to time, disclose to one another privileged communications with counsel, including opinions, memoranda, letters and other written, electronic and verbal communications.  Such disclosures are made with the understanding that they shall remain confidential in accordance with this Article 6 (Confidentiality and Non-Disclosure), that they will not be deemed to waive any applicable attorney-client or attorney work product or other privilege and that they are made in connection with the shared community of legal interests existing between AstraZeneca and Licensee, including the community of legal interests in avoiding Infringement of any valid, enforceable patents of Third Parties and maintaining the validity of the AstraZeneca Patents.  In the event of any litigation (or potential litigation) with a Third Party related to this Agreement or the subject matter hereof, the Parties shall, upon either Party’s request, enter into a reasonable and customary joint defense agreement.  In any event, each Party shall consult in a timely manner with the other Party before engaging in any conduct (e.g., producing information or documents) in connection with litigation or other proceedings that could conceivably implicate privileges maintained by the other Party. Notwithstanding anything contained in this Section 6.7 (Privileged Communications), nothing in this Agreement shall prejudice a Party’s ability to take discovery of the other Party in disputes between them relating to the Agreement and no information otherwise admissible or discoverable by a Party shall become inadmissible or immune from discovery solely by this Section 6.7 (Privileged Communications).

6.8.No Insider Trading. Each Party acknowledges and agrees that it is: (a) is aware of the restrictions imposed by the United States federal securities laws and other applicable foreign and domestic laws on a person or entity possessing material non-public information about a public company; and (b) shall comply with such laws and will not trade on the basis of Confidential Information, to the extent that it constitutes material non-public information about Licensee or AstraZeneca, recognizing that this Agreement and events with respect to activities under this Agreement may be material to either Party. Each Party shall cause its Affiliates and its and their employees, agents, and representatives to comply with the provisions of this Section.

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ARTICLE 7
REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1.Mutual Representations and Warranties.  AstraZeneca and Licensee each represents and warrants to the other, as of the Effective Date that:

7.1.1.it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement;

7.1.2.the execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and do not violate:  (a) such Party’s charter documents, bylaws or other organizational documents; (b) in any material respect, any agreement, instrument or contractual obligation to which such Party is bound; (c) any requirement of any Applicable Law; or (d) any order, writ, judgment, injunction, decree, determination or award of any court or Governmental Authority presently in effect applicable to such Party;

7.1.3.this Agreement is a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance and general principles of equity (whether enforceability is considered a proceeding at law or equity); and

7.1.4.it is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder.

7.2.Debarment. AstraZeneca and Licensee each represents and warrants to the other, as of the Effective Date, and covenants during the Term of this Agreement, that: neither it nor any of its Affiliates has been debarred or is subject to debarment and neither it nor any of its Affiliates will knowingly use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA or who is the subject of a conviction described in such section.  It will inform the other Party in writing promptly if it or any such Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306 or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, is threatened, relating to the debarment or conviction of it or any such Person performing services hereunder.

7.3.Anti-Tax Evasion.  AstraZeneca and Licensee each  represents,  warrants  and  undertakes that neither it nor its Affiliates shall commit a Tax evasion facilitation offence under Part 3 of  the  UK  Criminal  Finances  Act  2017  in  connection  with or  attributable  to  this Agreement or the transactions contemplated hereby.  Each  Party shall promptly report to  the other  Party any apparent breach of this Section 7.3 and shall: (a) answer, in reasonable detail, any written or oral inquiry from the other Party related to its and its Affiliates compliance with this Section 7.3; (b) facilitate the interview of employees of such Party by the other Party (or any agent of such party) at any reasonable time specified by the inquiring Party related to such Party’s compliance

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with this Section 7.3; and (c) co-operate with the inquiring Party or any Governmental Authority in relation to any investigation relating to the matters referred to in Section 7.3, in  all  cases,  as  reasonably  required  to  enable  that  other  party  to  comply with its undertaking under this Section 7.3.

7.4.Additional Representations and Warranties of AstraZeneca.  AstraZeneca further represents and warrants to Licensee, as of the Effective Date, that:

7.4.1.(a) AstraZeneca or one of its Affiliates [***] the AstraZeneca Patents, the [***] Combination Patents, the Combination Data and the AstraZeneca Know-How and AstraZeneca has the right to grant the licenses and sublicenses granted to Licensee under this Agreement; and (b) AstraZeneca or its Affiliate solely owns the AstraZeneca Patents;

7.4.2.AstraZeneca has not received any written claim [***] that any of the AstraZeneca Patents are invalid or unenforceable;

7.4.3.(a) The Regulatory Documentation listed on Schedule 1.13 represents [***] by AstraZeneca or any of its Affiliates as of the Effective Date relating exclusively to the Licensed Compounds or the Licensed Products in the Field, and (b) AstraZeneca has the right to grant the licenses, rights of reference and sublicenses granted to Licensee under this Agreement.

7.4.4.AstraZeneca has the rights to transfer to Licensee any AstraZeneca Know-How, Regulatory Documentation or other materials required to be transferred to Licensee pursuant to this Agreement;

7.4.5.No patent application or registration with respect to the AstraZeneca Patents is the subject of any pending interference, opposition, cancellation, or patent protest pursuant to any Applicable Law;

7.4.6.The AstraZeneca Patents include all Patents Controlled by AstraZeneca or its Affiliates as of the Effective Date [***] the Exploitation of the Licensed Compounds and Licensed Products in the Field in the Territory;

7.4.7.[***] any written notice from any Third Party, asserting or alleging (i) that the Exploitation of any Licensed Compound or Licensed Product prior to the Effective Date infringed or misappropriated the intellectual property rights of such Third Party, or (ii) that the Exploitation of the Licensed Compounds and Licensed Products as contemplated under this Agreement will infringe or misappropriate the intellectual property rights of such Third Party;

7.4.8.AstraZeneca has complied, [***] with all Applicable Law applicable to (a) the prosecution and maintenance of AstraZeneca Patents and (b) its Development, Manufacture, Commercialization or other Exploitation of the Licensed Compounds and Licensed Products in the Field;

7.4.9.Except as otherwise disclosed by AstraZeneca to Licensee prior to the Effective Date, to AstraZeneca’s knowledge, [***] safety or efficacy of AZD5153.

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7.5.Additional Representations, Warranties and Covenants of Licensee.  Licensee further represents and warrants to AstraZeneca, as of the Effective Date, that:

7.5.1.No consent, approval, qualification, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Authority or other Person is necessary or required by or with respect to Licensee or its Affiliates in connection with the execution and delivery by Licensee of this Agreement, the consummation by Licensee or its Affiliates of the license contemplated by this Agreement or the compliance by the Licensee with the provisions of this Agreement.

7.5.2.[***] and [***] of [***] and [***] the [***] of the [***] hereunder and [***] the [***] relating to [***]; and [***] that [***] for the [***] except to the extent [***].

7.5.3.Licensee has sufficient funds to make the Upfront Payment to AstraZeneca pursuant to Section 4.1 (Upfront Payment).

7.6.DISCLAIMER OF WARRANTIES.  EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE; AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

7.7.ADDITIONAL WAIVER.  LICENSEE AGREES THAT:  (a) EXCEPT AS PROVIDED IN SECTION 7.4, THE AstraZeneca PATENTS AND [***] COMBINATION PATENTS ARE LICENSED “AS IS,” “WITH ALL FAULTS,” AND “WITH ALL DEFECTS,” [***].

7.8.Anti-Bribery and Anti-Corruption Compliance.  Each of Licensee and AstraZeneca agrees, on behalf of itself, its officers, directors and employees and on behalf of its Affiliates, agents, representatives, consultants and subcontractors hired in connection with the subject matter of this Agreement (“Representatives”) that for the performance of its obligations hereunder:

7.8.1.Obligations to Comply. Such Party and its Representatives shall comply with the Anti-Corruption Laws and shall not take any action that will, or would reasonably be expected to, cause the other Party or its Affiliates to be in violation of any such laws or policies.

7.8.2.Notification of Violation. Such Party shall promptly provide the other Party with written notice of the following events:  (a) upon becoming aware of any breach or violation by such Party or its Representative of any representation, warranty or undertaking set forth in Section 7.8.1 (Obligations to Comply), or (b) upon receiving a formal notification that it is the target of a formal investigation by a Governmental Authority for a Material Anti-Corruption Law Violation or upon receipt of information from any of its Representatives connected with this

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Agreement that any of them is the target of a formal investigation by a Governmental Authority for a Material Anti-Corruption Law Violation.

ARTICLE 8
INDEMNITY

8.1.Indemnification of AstraZeneca.  Licensee shall indemnify AstraZeneca, its Affiliates, its or their (sub)licensees and its and their respective directors, officers, employees and agents and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) arising from or occurring as a result of: (a) the breach of any representation, warranty, covenant or other term of this Agreement by Licensee; (b) the fraud, gross negligence or willful misconduct on the part of Licensee or its Affiliates or its or their Sublicensees or its or their distributors or contractors or its or their respective directors, officers, employees or agents in performing its or their obligations under this Agreement, as applicable; or (c) the Exploitation by or on behalf of Licensee or any of its Affiliates or its or their Sublicensees or its or their distributors or contractors of any Licensed Compound or Licensed Product; except, in each case of clauses (a), (b) and (c), for those Losses for which AstraZeneca has an obligation to indemnify Licensee pursuant to Section 8.2 (Indemnification of Licensee), as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses.

8.2.Indemnification of Licensee.  AstraZeneca shall indemnify Licensee, its Affiliates and their respective Sublicensees, directors, officers, employees and agents and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims arising from or occurring as a result of: (a) the breach of any representation, warranty, covenant or other term of this Agreement by AstraZeneca; (b) the fraud, gross negligence or willful misconduct on the part of AstraZeneca or its Affiliates or their respective directors, officers, employees or agents in performing its or their obligations under this Agreement, as applicable; or (c) the Exploitation by or on behalf of AstraZeneca or any of its Affiliates or its or their sub/licensees of any Licensed Compound or Licensed Product prior to the Effective Date of after a reversionary event under Article 9; except, in each case of clauses (a), (b), and (c) for those Losses for which Licensee has an obligation to indemnify AstraZeneca pursuant to Section 8.1 (Indemnification of AstraZeneca), as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses.

8.3.Indemnification Procedures.

8.3.1.Notice of Claim.  All indemnification claims in respect of a Party, its Affiliates or its or their (sub)licensees (or Sublicensees) or their respective directors, officers, employees and agents shall be made solely by such Party to this Agreement (the “Indemnified Party”) against the other Party to this Agreement (the “Indemnifying Party”).  The Indemnified Party shall give the Indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under this Article 8 (Indemnity); provided that no failure or delay in providing such notice shall relieve the Indemnifying Party of any liability it may have to the Indemnified Party, except to the extent that such failure or delay materially prejudices the

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Indemnifying Party with respect to such claim.  Each Indemnification Claim Notice must contain a description of the Third Party Claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time).  The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

8.3.2.Control of Defense.  The Indemnifying Party shall have the right to assume the defense of (and the obligation to do so if requested by the Indemnified Party) any Third Party Claim at its sole costs and expenses by giving written notice to the Indemnified Party within thirty (30) days after the Indemnifying Party’s receipt of an Indemnification Claim Notice.  The assumption of the defense of a Third Party Claim by the Indemnifying Party shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify the Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification.  Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party.  In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the Indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim.  Should the Indemnifying Party assume the defense of a Third Party Claim, except as provided in Section 8.3.3 (Right to Participate in Defense), the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim unless specifically requested in writing by the Indemnifying Party.  If the Parties cannot agree upon the application of Sections 8.1 and 8.2 to the applicable Third Party Claim, then each Party may conduct its own defense thereof and reserves the right to claim indemnity hereunder upon resolution of the underlying Third Party Claim.

8.3.3.Right to Participate in Defense.  Any Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s sole cost and expense unless (a) the employment thereof has been specifically authorized by the Indemnifying Party in writing (in which case, the defense shall be controlled as provided in Section 8.3.2 (Control of Defense)), (b) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 8.3.2 (Control of Defense) (in which case the Indemnified Party shall control the defense), or (c) the interests of the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Law, ethical rules or equitable principles (in which case, the Indemnified Party shall control its defense).

8.3.4.Settlement.  With respect to any Losses relating solely to the payment of money damages by the Indemnifying Party in connection with a Third Party Claim and that shall not result in the applicable indemnitee(s) becoming subject to injunctive or other relief or otherwise adversely affecting the business of the Indemnified Party in any manner, the Indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss (but not extending to any admission by any of the other Party’s indemnitees), on such terms as the Indemnifying Party, in its sole discretion, shall

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deem appropriate.  With respect to all other Losses in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 8.3.2 (Control of Defense), the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss; provided it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed).  If the Indemnifying Party does not assume and conduct the defense of a Third Party Claim as provided above, the Indemnified Party may defend against such Third Party Claim; provided that the Indemnified Party shall not settle any Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

8.3.5.Cooperation.  Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith.  Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and the Indemnifying Party shall reimburse the Indemnified Party for all its, its Affiliates’ and its and their (sub)licensees’ (or Sublicensees’) or their respective directors’, officers’, employees’ and agents’, as applicable, reasonable and verifiable out-of-pocket expenses in connection therewith.

8.3.6.Expenses.  Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party and its Affiliates and its and their (sub)licensees (or Sublicensees) and their respective directors, officers, employees and agents, as applicable, in connection with any claim shall be reimbursed on a Calendar Quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

8.4.Special, Indirect and Other Losses.  EXCEPT (A) IN THE EVENT OF THE WILLFUL MISCONDUCT OR FRAUD OF A PARTY OR OF A PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE 6 (CONFIDENTIALITY AND NON-DISCLOSURE), (B) AS PROVIDED UNDER SECTION 10.11 (EQUITABLE RELIEF), OR (C) TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 8 (INDEMNITY), NEITHER PARTY NOR ANY OF ITS AFFILIATES OR (SUB)LICENSEES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY SPECIAL OR PUNITIVE DAMAGES OR FOR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY, provided that nothing in this Agreement shall limit or exclude any Party’s liability for death or personal injury, fraudulent misrepresentation or anything else FOR which itS LIABILITY cannot by Applicable law BE limitED or excludeD.

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8.5.Insurance.  Licensee shall have and maintain such types and amounts of insurance covering its Exploitation of the Licensed Compounds and Licensed Products as is (a) normal and customary in the biopharmaceutical industry generally for parties similarly situated and (b) otherwise required by Applicable Law (or reasonable self-insurance sufficient to provide materially the same level of protection), during the period when any Licensed Product is being clinically tested in human subjects or commercially distributed or sold in the Territory. Upon reasonable request by AstraZeneca, Licensee shall provide to AstraZeneca evidence of its insurance coverage, including copies of applicable insurance policies.  The insurance policies shall be under an occurrence form, but if only a claims-made form is available to Licensee, then Licensee shall continue to maintain such insurance after the expiration or termination of this Agreement in its entirety for a period of [***].

ARTICLE 9
TERM AND TERMINATION

9.1.Term and Expiration.  This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance herewith, shall expire upon the expiration of the last-to-expire Royalty Term for the Licensed Products in the Territory and in any event no later than the 10th anniversary of the expiration of the last Valid Claim of an AstraZeneca Patent hereunder (such period, the “Term”). On a country-by-country basis, upon the expiration of a Royalty Term in a country, the license grants to Licensee under Section 2.1 (Grants to Licensee) will become fully paid-up, perpetual, and irrevocable for such country.

9.2.Termination.

9.2.1.Termination for Material Breach.  In the event that either Party (the “Breaching Party”) is adjudicated to be in material breach of this Agreement (a “Material Breach”), in addition to any other right and remedy the other Party (the “Non-Breaching Party”) may have, the Non-Breaching Party may provide written notice (the “Notice of Breach”) to the Breaching Party specifying the Material Breach and unless the Breaching Party cures the Material Breach specified in the Notice of Breach within [***] (the “Cure Period”), the Non-Breaching Party may exercise its right to terminate the Agreement in accordance with Section 9.4 (Consequences of Termination). Notwithstanding the foregoing, if Licensee or any of its Affiliates or its or their Sublicensees, fail to pay to AstraZeneca the Upfront Payment on or before the due date, AstraZeneca has the right to terminate this Agreement immediately with no cure period. With regard to all other payments, if Licensee or any of its Affiliates or its or their Sublicensees, fail to pay to AstraZeneca any other undisputed payments than the Upfront Payment, the cure period for such non-payment will be [***]. Should any dispute arise regarding any other payment under this Agreement (except the Upfront Payment), the dispute resolution process in Section 10.6 shall apply. In case of a dispute regarding a payment under this Agreement and such dispute is resolved or decided in AstraZeneca’s favor, then the Licensee will pay interest, in accordance with Section 4.8 (Interest on Late Payment) to AstraZeneca for the delay of payment, from the original due payment date until the full payment of such previously disputed payment.

9.2.2.Termination by Licensee for Convenience.  Licensee may terminate this Agreement for convenience by delivering a [***] day prior written notice to AstraZeneca.

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9.2.3.Termination for Patent Challenge. In the event that Licensee or any of its Affiliates or Sublicensees, anywhere in the Territory, institutes, prosecutes or otherwise participates in (or in any way aids any Third Party in instituting, prosecuting or participating in), at law or in equity or before any administrative or regulatory body, any claim, demand, action or cause of action for declaratory relief, damages or any other remedy or for an enjoinment, injunction or any other equitable remedy, including any interference, re-examination, opposition or any similar proceeding, alleging that any claim in a AstraZeneca Patent or [***] Combination Patent is invalid, unenforceable or otherwise not patentable or would not be infringed by Licensee’s activities absent the rights and licenses granted hereunder (collectively, a “Patent Challenge”), AstraZeneca shall have the right to immediately terminate this Agreement in its entirety, including the rights of any Sublicensees, upon written notice to Licensee; provided, however, that AstraZeneca will not have the right to terminate this Agreement under this Section 9.2.3 for any such challenge by any Sublicensee if (a) Licensee provides written notice to terminate such sublicense within [***] days of AstraZeneca’s notice to Licensee under this Section 9.2.3 or (b) such challenge is dismissed within [***] days of AstraZeneca’s notice to Licensee under this Section 9.2.3 and not thereafter continued.

9.2.4.Termination for Insolvency.  In the event that either Party (or any Affiliate that controls (as defined in the definition of Affiliate) such Party), (a) files for protection under bankruptcy or insolvency laws, (b) makes an assignment for the benefit of creditors, (c) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within [***] days after such filing, (d) proposes a written agreement of composition or extension of its debts, (e) proposes or is a party to any dissolution or liquidation, (f) files a petition under any bankruptcy or insolvency act or has any such petition filed against it that is not discharged within [***] days of the filing thereof or (g) admits in writing its inability generally to meet its obligations as they fall due in the general course, then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.

9.3.Rights in Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by Licensee or AstraZeneca are and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction.  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the Party that is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or, (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.

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9.4.Consequences of Termination. In the event of a termination of this Agreement:

9.4.1. Licenses Grants by AstraZeneca. All rights and licenses granted by AstraZeneca hereunder shall immediately terminate.

9.4.2. Sublicenses.  Any sublicense granted by Licensee pursuant to Section 2.2 that remains in good standing as of the effective date of termination of this Agreement shall at the Sublicensee’s election, to be made no later than the effective date of termination, be assigned by Licensee to AstraZeneca, and each such assigned sublicense will remain in full force and effect with AstraZeneca as the licensor or sublicensor instead of Licensee; provided that AstraZeneca shall not have any greater obligations under such sublicense as are contained in this Agreement.

9.4.3.Right of Negotiation to Licensee IP, Information, Regulatory Documentation.  The Parties shall in negotiate in good faith and use reasonable efforts to enter into an agreement for the transfer of rights to AstraZeneca for the Licensee IP and Information and Regulatory Documentation related to AZD5153 generated by Licensee or its Affiliates during the Term pursuant to this Agreement on commercially reasonable terms, including payment(s) to Licensee. If the Parties are unable to agree on commercially reasonable terms under this Section 9.4.3, the Parties shall each submit a written proposal to the other for an amount of the disputed fair market value. The Parties shall meet within [***] days in New York, NY, to discuss the two proposals with the objective of finding a mutual agreeable solution on commercially reasonable terms. If [***] no solution has been reached, then the [***] of Licensee or his or her nominee (which nominee shall be at the level of Vice President or above within the organization) and a nominee of the [***] (which nominee shall be at the level of Vice President or above within the organization), shall meet to seek a solution. If no solution has been found at this meeting, then [***] advisory firm [***] healthcare field. Each Party shall promptly and independently submit all the information that has been discussed in connection with [***]. The advisory firm shall [***]. The [***] the Party [***] proposal [***] the advisory firm shall be [***]; provided that [***] nor any other version of [***] the other Party.

9.4.4.Wind-Down, Ongoing Clinical Trials and Continuous Supply.  To the extent necessary, the Parties shall responsibly wind-down, in accordance with accepted pharmaceutical industry norms and ethical practices, any ongoing research and development programs under this Agreement. To clarify, any winding-down or changes to ongoing clinical trials due to termination of this Agreement must be performed according to Applicable Law and strictly comply with Good Clinical Practice (GCP), including but not limited to practices and ethical standards for continuous supply to such ongoing clinical trials.

9.5.Remedies.  [***] termination of this Agreement in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.

9.6.Accrued Rights; Surviving Obligations.  Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration.  Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.  In addition and without limiting the generality of the foregoing, Sections 5.1 (Ownership of Intellectual Property), 7.6 (Disclaimer of Warranties), 7.8 (Anti-Bribery and Anti-

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Corruption Compliance), 9.3 (Rights in Bankruptcy), 9.4 (Consequences of Termination), 9.5 (Remedies), 10.5 (Severability), 10.6 (Dispute Resolution), 10.7 (Governing Law), 10.8 (Notices), 10.11 (Equitable Relief), 10.12 (Waiver and Non-Exclusion of Remedies), 10.13 (No Benefit to Third Parties), 10.14 (Further Assurance), 10.15 (Relationship of the Parties), 10.16 (References), 10.17 (Construction), 10.18 (Counterparts), this Section 9.6 (Accrued Rights; Surviving Obligations), Article 1 (Definitions), Article 4 (Payments and Taxes) as applied to payments that came due during the Term, Article 6 (Confidentiality and Non-Disclosure), and Article 8 (Indemnity) of this Agreement shall survive the termination or expiration of this Agreement for any reason.

ARTICLE 10
MISCELLANEOUS

10.1.Force Majeure.  Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than an obligation to make payments) when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any Governmental Authority (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement).  The non-performing Party shall notify the other Party of such force majeure within a reasonable period after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect.  The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform. When the force majeure no longer exists, the non-performing Party shall promptly resume performance under this Agreement. Without limitation of the foregoing, in the event that the suspension of performance continues for [***] this Section 10.1 (Force Majeure), the Party [***] not [***] without regard to [***], except that [***] Party [***] right [***] to effect [***] upon written notice [***].

10.2.Cyber Security. In performing its obligations and exercising its rights under this Agreement, Licensee warrants and represents that it will maintain adequate administrative, technical, and physical measures, controls, tools, systems, policies and procedures in accordance with good cyber security industry practice.  Licensee will notify AstraZeneca, in writing, about any security incident affecting or which may affect any IT Infrastructure or data or facilities owned, leased or used by and/or provided for use by Licensee, which may affect Licensee’s obligations under this Agreement, without undue delay and in any event within [***] after the Licensee becomes aware of or suspects that a security incident has occurred that is expected to affect performance under this Agreement. Such notification will be, in the first instance, sent by e-mail to the following e-mail address: [***] and immediately followed up by telephone to [***].

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be imposed on the Parties from time to time.  Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate Governmental Authority in accordance with Applicable Law.

10.4.Assignment.

10.4.1.Right to Assign. Neither Party may assign its rights or, except as expressly provided in this Agreement, delegate its obligations under this Agreement, whether by operation of law or otherwise, in whole or in part without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, except that either Party shall have the right, without such consent, (i) to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates or its or their (sub)licensees, and (ii) assign any or all of its rights and delegate any or all of its obligations hereunder to any of its Affiliates or its or their (sub)licensees or to any successor in interest (whether by merger, acquisition, asset purchase or otherwise) to all or substantially all of the business to which this Agreement relates; provided that the assigning Party shall provide written notice to the other Party within [***] days after such assignment or delegation.  Any permitted successor of a Party or any permitted assignee of all of a Party’s rights under this Agreement that has also assumed all of such Party’s obligations hereunder in writing shall, upon any such succession or assignment and assumption, be deemed to be a Party to this Agreement as though named herein in substitution for the assigning Party, whereupon the assigning Party shall cease to be a Party to this Agreement and shall cease to have any rights or obligations under this Agreement.  All validly assigned rights of a Party shall inure to the benefit of and be enforceable by, and all validly delegated obligations of such Party shall be binding on and be enforceable against, the permitted successors and assigns of such Party.  Any attempted assignment or delegation in violation of this Section 10.4.1 (Right to Assign) shall be void and of no effect.

10.4.2.Excluded Rights. The rights to Information, materials and intellectual property: (a) controlled by a Third Party permitted assignee of a Party that were controlled by such Third Party permitted assignee (and not such Party) immediately prior to such assignment (other than as a result of a license or other grant of rights, covenant or assignment by such Party or its Affiliates to, or for the benefit of, such Third Party permitted assignee); or (b) controlled by an Affiliate of a Party that becomes an Affiliate through any Change of Control of such Party that were controlled by such Affiliate (and not such Party) immediately prior to such Change of Control (other than as a result of a license or other grant of rights, covenant or assignment by such Party or its other Affiliates to, or for the benefit of, such Affiliate), in each case ((a) and (b)), shall be automatically excluded from the rights licensed or granted to the other Party under this Agreement.

10.5.Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, then: (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance here from, and (d) the Parties will use their best efforts

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to replace such illegal, invalid or unenforceable provision with a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision that implements the purposes of this Agreement to the fullest extent practical. To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid or unenforceable in any respect.

10.6.Dispute Resolution.

10.6.1.Escalation to Senior Officers. Except as provided in Section 10.11 (Equitable Relief), if a dispute, controversy, difference or claim arises between the Parties in connection with or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it, or any document or instrument delivered in connection herewith (a “Dispute”), then either Party shall refer such Dispute to the Senior Officers for attempted resolution by good faith negotiations during a period of [***] Business Days.  Any final decision mutually agreed to by the Senior Officers shall be conclusive and binding on the Parties.

10.6.2.Arbitration Notice. If such Senior Officers are unable to resolve any such Dispute within such [***] Business Day period set forth in Section 10.6.1 (Escalation to Senior Officers), either Party shall refer such Dispute to be resolved by arbitration in accordance with Section 10.6.3 (Arbitration Procedure) upon written notice to the other Party (an “Arbitration Notice”) and seek such remedies as may be available.

10.6.3.Arbitration Procedure. Upon receipt of an Arbitration Notice by a Party, the applicable Dispute shall be resolved by final and binding arbitration before a panel of three (3) experts with relevant industry experience and unaffiliated with each Party (the “Arbitrators”).  Each of Licensee and AstraZeneca shall promptly select one (1) Arbitrator, which selections shall in no event be made later than [***] days after the Arbitration Notice.  The third Arbitrator shall be chosen promptly by mutual agreement of the Arbitrator chosen by Licensee and the Arbitrator chosen by AstraZeneca, but in no event later than [***] after the date that the last of such Arbitrators was appointed.  The Arbitrators shall determine what discovery will be permitted, consistent with the goal of reasonably controlling the cost and time that the Parties must expend for discovery; provided that the Arbitrators shall permit such discovery as they deem necessary to permit an equitable resolution of the Dispute. The arbitration shall be administered by the International Chamber of Commerce (“ICC”) according to the then effective arbitration rules of ICC. The arbitration will be held in New York, USA and conducted in English. The Arbitrators shall, within [***] days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded.  The decision or award rendered by the Arbitrators shall be final and non-appealable, and judgment may be entered upon it in accordance with Applicable Law in any court of competent jurisdiction.  The Arbitrators shall be authorized to award compensatory damages, but shall not be authorized to reform, modify or materially change this Agreement or any other agreements contemplated hereunder.

10.6.4.Cost Sharing and Continued Performance. Each Party shall bear its own counsel fees, costs, and disbursements arising out of the dispute resolution procedures described in this Section 10.6 (Dispute Resolution), and shall pay an equal share of the fees and costs of the

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Arbitrators and all other general fees related to any arbitration described in Section 10.6.3 (Arbitration Procedure); provided, however, the Arbitrators shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable counsel fees, costs and disbursements (including expert witness fees and expenses, photocopy charges, or travel expenses), or the fees and costs of the Arbitrators, in whole or in part.  Unless the Parties otherwise agree in writing, during the period of time that any arbitration proceeding described in Section 10.6.3 (Arbitration Procedure) is pending under this Agreement, the Parties shall continue to comply with all those terms and provisions of this Agreement that are not the subject of such pending arbitration proceeding.  Nothing contained in this Agreement shall deny any Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing arbitration proceeding.  All arbitration proceedings and decisions of the Arbitrator under this Section 10.6 (Dispute Resolution) shall be deemed Confidential Information of both Parties under Article 6 (Confidentiality and Non-Disclosure).

10.7.Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.  The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.   In addition the Parties agree to New York, New York, USA as the venue for any court action permitted under this Agreement, consents to the jurisdiction and venue of the federal courts in such location, and waives all defenses that they may have to such jurisdiction and venue including that the court cannot assert personal jurisdiction over the defendant and forum non conveniens.

10.8.Notices.

10.8.1.Notice Requirements.  Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or (if applicable) sent by facsimile transmission (with transmission confirmed) or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 10.8.2 (Address for Notice) or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 10.8.1 (Notice Requirements), with a required courtesy copy sent by email, which will not constitute notice but without which notice will not be deemed effective.  Such notice shall be deemed to have been given as of the date delivered by hand or (if applicable) transmitted by facsimile (with transmission confirmed) or on the second (2nd) Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service.  Any notice delivered by facsimile (if applicable) shall be confirmed by a hard copy delivered as soon as practicable thereafter.  This Section 10.8.1 (Notice Requirements) is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

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10.8.2.Address for Notice.

If to Licensee, to:

Sierra Oncology, Inc.

1820 Gateway Drive, Suite 110

San Mateo, CA 94404 U.S.A.

Attention: CEO

with a required copy (which shall not constitute notice) to:

Sierra Oncology, Inc.

1820 Gateway Drive, Suite 110

San Mateo, CA 94404 U.S.A.

Attention: General Counsel

And a required email CC (which shall not alone constitute notice) to:

[***]

If to AstraZeneca, to:

AstraZeneca AB

SE-151 85 Södertälje, Sweden

Attention: [***]
Email: [***]

with a copy (which shall not constitute notice) to:

[***]

Attention: Legal Department

10.9.Entire Agreement; Amendments.  This Agreement, together with the Schedules attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby.  Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement.  No amendment, modification, release or discharge shall be binding on the Parties unless in writing and duly executed by authorized representatives of both Parties.  In the event of any inconsistencies between this Agreement and any schedules or other attachments hereto, the terms of this Agreement shall control.

10.10.Language.  This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in English.

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10.11.Equitable Relief.  Each Party acknowledges and agrees that the restrictions set forth in Article 5 (Intellectual Property) and Article 6 (Confidentiality and Non-Disclosure) are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions and that any breach or threatened breach of any provision of such Section or Articles may result in irreparable injury to such other Party for which there will be no adequate remedy at law.  In the event of a breach or threatened breach of any provision of such Section or Articles, the non-breaching Party shall be authorized and entitled to seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity.  Both Parties agree to waive any requirement that the other (a) post a bond or other security as a condition for obtaining any such relief or (b) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy.  Nothing in this Section 10.11 (Equitable Relief) is intended or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.

10.12.Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.  The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

10.13.No Benefit to Third Parties. Except as provided in Article 8 (Indemnity), covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns and they shall not be construed as conferring any rights or enforceable by on any other Persons.

10.14.Further Assurance.  Each Party shall duly execute and deliver or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

10.15.Relationship of the Parties.  It is expressly agreed that AstraZeneca, on the one hand, and Licensee, on the other hand, shall be independent contractors and that the relationship between the two (2) Parties shall not constitute a partnership, joint venture or agency.  Neither AstraZeneca, on the one hand, nor Licensee, on the other hand, shall have the authority to make any statements, representations or commitments of any kind or to take any action that will be binding on the other Party without the prior written consent of the other Party to do so.  All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and

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obligations incurred by reason of any such employment shall be for the account and expense of such first Party.

10.16.References.  Unless otherwise specified, (a) references in this Agreement to any Article, Section or Schedule shall mean references to such Article, Section or Schedule of this Agreement, (b) references in any Section to any clause are references to such clause of such Section, (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto, and (d) references to any specific law, rule or regulation, or Section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof.

10.17.Construction.  Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The word “will” will be construed to have the same meaning and effects as the word “shall.” Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days.  The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.  The term “including,” “include,” or “includes” and all other conjugations of the verb “to include” as used herein shall mean including, without limiting the generality of any description preceding such term.  The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party.  Derivative forms of the defined terms in Article 1 shall be interpreted accordingly.

10.18.Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may be executed by facsimile, PDF format via email, or other electronically transmitted signatures and such signatures shall be deemed to bind each Party as if they were original signatures.

[SIGNATURE PAGE FOLLOWS]

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THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the date first written above.

For and on behalf of	For and on behalf of

AstraZeneca AB	Sierra Oncology, Inc.

By:	By:

Name:	Name:

Title:	Title:

Schedule 1.10

AstraZeneca General Know-How

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Schedule 1.12

AstraZeneca Patents

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Schedule 1.13

AstraZeneca Regulatory Documentation

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Schedule 1.14

AstraZeneca Specific Know-How

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Schedule 1.24

Combination Data

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Schedule 1.80

Olaparib Combination Patents

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Schedule 1.81

Ongoing Research Programs

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Schedule 1.81(A)

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Schedule 1.81(B)

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Schedule 3.1.3

Product Development Plan

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Schedule 3.2.1

Transition Plan

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Schedule 6.4

Press Release and Public Announcement

Sierra Oncology Signs Exclusive Global In-Licensing Agreement with AstraZeneca for

Novel BET Inhibitor to Expand Myelofibrosis Pipeline

—Combination study to build upon momelotinib’s differentiated potential as a cornerstone myelofibrosis therapy-—

SAN MATEO, CA, August 4, 2021 - Sierra Oncology, Inc. (NASDAQ: SRRA), a late-stage biopharmaceutical company on a mission to deliver targeted therapies that treat rare forms of cancer, today announced it has acquired an exclusive global license from AstraZeneca (LSE/STO/NASDAQ: AZN) for AZD5153, a potent and selective BRD4 BET inhibitor with a novel bivalent binding mode. Sierra plans to initiate a Phase 2 study examining momelotinib in combination with AZD5153 in myelofibrosis patients in the first half of 2022.

“This global in-licensing deal is of two-fold importance to Sierra’s long-term strategy. First, it brings another novel compound into the Sierra development pipeline, expanding our opportunity to deliver transformative therapies for patients with rare cancers. Second, it may allow us to enhance and extend our ability to treat myelofibrosis patients, building on momelotinib’s potential as a cornerstone therapy,” said Stephen Dilly, MBBS, PhD, President and Chief Executive Officer at Sierra Oncology.

Inhibitors of the Bromodomain and Extra-terminal Domain (BET protein family consisting of BRD2, BRD3, BRD4 and BRDT) can modify a range of pathological cellular processes, including the initiation and continuation of transcription and cell cycle control. BET inhibition can lead to decreased inflammatory cytokine release, anti-fibrotic activity and reduced mutant cell proliferation, all of which are indicative of disease-modifying effects. Several BET inhibitors are under clinical investigation in multiple solid tumor and hematologic indications, including myelofibrosis.

AZD5153 is a selective BRD4 inhibitor with a novel bivalent binding mode that inhibits both protein bromodomains, resulting in improved potency. Unlike currently available JAK inhibitors, momelotinib is not myelosuppressive, therefore the combination of momelotinib and AZD5153 may provide an efficacy and safety advantage over other JAK inhibitor plus BET inhibitor combinations and allow for prolonged dose intensity and treatment duration. This trial will be designed to provide preliminary proof of concept for a future confirmatory study and support potential additional studies of momelotinib with other novel agents in development for myelofibrosis. Trial initiation is anticipated to begin in the first half of 2022.

Mark Kowalski, MD, PhD, Chief, Early Research and Development at Sierra added, “The combination of JAK inhibition and BET inhibition has been identified as a promising emergent approach for the treatment of myelofibrosis. However, currently available JAK inhibitors are myelosuppressive, leaving a critical unmet need for patients with anemia or those at risk of developing treatment-emergent anemia. Given momelotinib’s unique mechanism as an inhibitor of ACVR1 / ALK2 in addition to JAK1 and JAK2, we are excited by the potential for improved outcomes for myelofibrosis patients with this promising combination.”

Deal Terms

Under the terms of the agreement, Sierra will pay AstraZeneca an upfront payment, as well as certain pre-determined development, regulatory and commercial milestones. In addition, Sierra will provide tiered royalty payments based on future commercial success. Sierra will be responsible for the initial Phase 2 trial execution and all future global development and commercialization activities.

Conference Call & Webcast

In connection with this announcement, Sierra will host a conference call and webcast today, August 4, 2021, at 5:00 pm ET. The call may be accessed by calling (XXX) XXX-XXXX (Toll-free in North America) or (XXX) XXX-XXXX (International Dial-in) and entering the Conference ID number: XXXXXX. The call will be webcast live and will be accessible through the Investor section of the Company’s website at www.SierraOncology.com. An archived replay of the webcast will be made available at the same location.

About Momelotinib

Momelotinib is a selective and orally bioavailable JAK1, JAK2 and ACVR1 / ALK2 inhibitor for the potential treatment of myelofibrosis. Myelofibrosis results from dysregulated JAK-STAT signaling and is characterized by constitutional symptoms, splenomegaly (enlarged spleen) and progressive anemia.

Momelotinib is currently under investigation in the MOMENTUM clinical trial, a global, randomized, double-blind Phase 3 study for symptomatic and anemic myelofibrosis patients. Top-line data are anticipated in Q1 2022. The U.S. Food & Drug Administration has granted Fast Track designation for momelotinib.

About Sierra Oncology

Sierra Oncology is a late-stage biopharmaceutical company on a mission to deliver targeted therapies that treat rare forms of cancer. We harness our deep scientific expertise to identify compounds that target the root cause of disease to advance targeted therapies with assets on the leading edge of cancer biology. Our team takes an evidence-based approach to understand the limitations of current treatments and explore new ways to change the cancer treatment paradigm. Together we are transforming promise into patient impact.

For more information, visit www.SierraOncology.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding Sierra Oncology's expectations regarding the commercialization and future success of momelotinib and future expansion of its pipeline, the potential of AZD5153 including its impact on Sierra Oncology’s ability to treat myelofibrosis patients and its potential safety and efficacy advantages when combined with momelotinib, the timing of Sierra Oncology’s initiation of a Phase 2 study examining momelotinib in connection with AZD5153, including the timing of enrollment and the expected timing for top-line data in the MOMENTUM clinical trial. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, including, among others, the risk that Sierra Oncology may not be able to successfully develop, obtain regulatory approval for and commercialize momelotinib or experience significant delays in doing so, Sierra Oncology may not be able to demonstrate acceptable safety and efficacy of momelotinib and momelotinib in combination with AZD5153, the risk that disruptions and impacts of COVID-19 will be significant and lengthy, Sierra Oncology's cash resources may be insufficient to fund its current operating plans and it may be unable to raise additional capital when needed, Sierra Oncology may be unable to acquire additional assets to build a pipeline of additional product candidates, Sierra Oncology's third-party manufacturers may cause its supply of materials to become limited or interrupted or fail to be of satisfactory quantity or quality, Sierra Oncology may be unable to obtain and enforce intellectual property protection for its technologies and momelotinib and the other factors described under the heading "Risk Factors" set forth in Sierra Oncology's filings with the Securities and Exchange Commission from time to time. Sierra Oncology undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

For Further Information:

Investor Contact

DeDe Sheel

415.732.9828

dsheel@sierraoncology.com

Media Contact

Lauren Musto

615.351.7777

lmusto@sierraoncology.com

SOURCE: Sierra Oncology

Schedule 6.5

Publications

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